UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

AutoWeb, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AUTOWEB, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 16, 2022

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of AutoWeb, Inc., a Delaware corporation (“AutoWeb” or “Company”), will be held at the Company’s principal executive offices at 400 North Ashley Drive, Suite 300, Tampa, Florida 33602, on Thursday, June 16, 2022, at 10:00 a.m. Eastern Time for the following purposes:

1.	To elect one (1) Class III Director (“Election of Director Proposal”);

2.	To approve the AutoWeb, Inc. 2022 Equity Incentive Plan (“2022 Equity Incentive Plan Proposal”);

3.	To ratify the appointment, by the Company’s Audit Committee, of Moss Adams LLP as the Company’s independent registered public accounting firm for 2022 (“Accounting Firm Ratification Proposal”); and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

At the Annual Meeting, the Company’s Board of Directors (“Board”) intends to present Janet M. Thompson as nominee for election to the Board.

The Board has fixed the close of business on April 20, 2022, as the record date for the determination of the holders of record of the Company’s common stock entitled to notice of, and to vote at, the Annual Meeting.

A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of 10 days prior to the Annual Meeting at the principal executive offices of AutoWeb located at 400 North Ashley Drive, Suite 300, Tampa, Florida 33602, and will also be available for examination by any stockholder present at the Annual Meeting until adjournment of the Annual Meeting.

PLEASE READ CAREFULLY THE ACCOMPANYING PROXY STATEMENT. AUTOWEB INVITES ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Although we intend to hold the Annual Meeting in person, we are actively monitoring the public health and travel concerns of our stockholders, directors, and employees in light of the COVID-19 pandemic, as well as the related protocols that federal, state and local governments have imposed. As part of our precautions, we may consider the possibility of changing the location of the Annual Meeting and/or holding a virtual meeting by means of remote communication. We will announce any alternative arrangements for the annual meeting as promptly as practicable if a decision is made to change the location of the Annual Meeting and/or hold a virtual meeting.

Tampa, Florida April 21, 2022	By Order of the Board of Directors
Glenn E. Fuller Executive Vice President, Chief Legal Officer and Secretary

IMPORTANT

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO VOTE PROCESSING, C/O BROADRIDGE, 51 MERCEDES WAY, EDGEWOOD, NEW YORK 11717, TO BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME ON THE DAY BEFORE THE ANNUAL MEETING. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO AUTOWEB OF FURTHER SOLICITATION, THE COMPANY ASKS YOUR COOPERATION IN MAILING IN YOUR PROXY CARD PROMPTLY. PRIOR TO THE ANNUAL MEETING, STOCKHOLDERS MAY ALSO PROVIDE VOTING INSTRUCTIONS USING THE INTERNET AT WWW.PROXYVOTE.COM OR BY CALLING 1.800.690.6903 AS DESCRIBED IN THE PROXY STATEMENT AND ACCOMPANYING PROXY CARD. THE CUTOFF TIME FOR PROVIDING VOTING INSTRUCTIONS USING THE INTERNET OR BY CALLING IS 11:59 P.M. EASTERN TIME THE DAY BEFORE THE DATE OF THE ANNUAL MEETING.

PROXY STATEMENT

AutoWeb, Inc.

400 North Ashley, Suite 300

Tampa, Florida 33602

Annual Meeting

To Be Held on June 16, 2022

The Annual Meeting

The enclosed proxy is solicited by and on behalf of the Board of Directors (“Board”) of AutoWeb, Inc., a Delaware corporation (“AutoWeb” or “Company”), for use at AutoWeb’s 2022 Annual Meeting of Stockholders (“Annual Meeting”) to be held on Thursday, June 16, 2022, at 10:00 a.m. Eastern Time at the Company’s principal executive offices located at 400 North Ashley Drive, Suite 300, Tampa, Florida 33602, and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Although we intend to hold the Annual Meeting in person, we are actively monitoring the public health and travel concerns of our stockholders, directors and employees in light of the COVID-19 pandemic, as well as the related protocols that federal, state and local governments have imposed. As part of our precautions, we may consider the possibility of changing the location of the Annual Meeting and/or holding a virtual meeting by means of remote communication. We will announce any alternative arrangements for the annual meeting as promptly as practicable if a decision is made to change the location of the Annual Meeting and/or hold a virtual meeting.

This Proxy Statement of AutoWeb is being mailed on or about April 22, 2022, to each stockholder of record as of the close of business on April 20, 2022.

Record Date and Outstanding Shares

The Board has fixed the close of business on April 20, 2022, as the record date for the Annual Meeting (“Record Date”). Only holders of record of AutoWeb’s common stock, $0.001 par value per share (“Common Stock”), at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on the Record Date, there were 14,051,149 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Quorum and Voting

Quorum. The holders of record of a majority in voting power of the shares of Common Stock of the Company issued and outstanding and entitled to be voted, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment or postponement thereof. Shares not present in person or by proxy at the Annual Meeting will not be counted for purposes of determining a quorum at the Annual Meeting. In the event there are not sufficient shares present to establish a quorum or to approve proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

Vote Required. Holders of Common Stock are entitled to one vote for each share held as of the Record Date on all matters to be voted on at the Annual Meeting. The Company’s Seventh Amended and Restated Bylaws (“Bylaws”), provide that, except as otherwise provided in the Company’s Seventh Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), the rules or regulations of any stock exchange applicable to the Company or by applicable law or regulation, all matters will be decided by the vote of a majority in voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal. For Proposal 1 (Election of Director Proposal), the Bylaws provide that the persons receiving the greatest number of votes, up to the number of directors then to be elected, will be the persons elected. For Proposal 2 (2022 Equity Incentive Plan Proposal) and Proposal 3 (Accounting Firm Ratification Proposal), the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal is required to approve the proposals. None of the proposals are contingent upon the approval of any other proposal.

Abstentions. Abstentions will be counted for purposes of determining a quorum at the Annual Meeting.  An abstention for any proposal, other than Proposal 1 (Election of Director Proposal), will have the same effect as a vote against such proposal. As to Proposal 1 (Election of Director Proposal), because there is one nominee and one director being elected at the Annual Meeting, abstentions will not affect the election of the nominee to the Board as long as the nominee receives at least one vote in favor of the nominee’s election.

Broker Discretionary Voting. If your shares are held in a brokerage account, by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being sent to you by your broker, bank, or other nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares. If you do not give instructions to your brokerage firm or bank, it will still be able to vote your shares with respect to “discretionary” proposals but will not be allowed to vote your shares with respect to “non-discretionary” proposals. The Company expects that Proposal 3 (Accounting Firm Ratification Proposal) will be considered to be a discretionary proposal on which banks and brokerage firms may vote. The Company expects that all other proposals being presented to stockholders at the Annual Meeting will be considered to be non-discretionary items on which banks and brokerage firms may not vote. Therefore, if you do not instruct your broker or bank regarding how you would like your shares to be voted, your bank or brokerage firm will not be able to vote on your behalf with respect to these proposals. In the case of these non-discretionary items, the shares will be treated as “broker non-votes.” Broker non-votes are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have discretionary authority to vote on a particular matter. Your failure to give instructions to your bank or broker will not (i) affect the outcome of Proposal 1 (Nomination and Election of Director Proposal), as long as the nominee receives at least one vote in favor of the nominee’s election; nor (ii) affect the outcome of Proposal 2 (2022 Equity Incentive Plan Proposal) because this proposal requires the affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote at the Annual Meeting and on this proposal, and broker non-votes will not be deemed “entitled to vote on the proposal” and therefore are not counted in the vote for this proposal.

Expenses of Proxy Solicitation

This solicitation is being made by the Company. Officers, directors, and regular employees of AutoWeb may solicit proxies in person or by regular mail, electronic mail, facsimile transmission, or personal calls. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. In addition, AutoWeb may retain a proxy solicitor in conjunction with the Annual Meeting. If AutoWeb does engage a proxy solicitor, the Company would likely engage Mackenzie Partners for such services, and AutoWeb estimates that the fees and costs for those proxy solicitation services will be approximately $7,500 plus reasonable out-of-pocket expenses.

AutoWeb will pay all of the expenses of soliciting proxies to be voted at the Annual Meeting. Banks, brokerage firms and other custodians, nominees or fiduciaries will be requested to forward soliciting material to their principals and to obtain authorization for the execution of proxies and will be reimbursed for their reasonable out-of-pocket expenses incurred in that regard.

Voting of Proxies

Shares may be voted by completing, dating, and signing the accompanying proxy card and promptly returning it in the enclosed envelope. Stockholders may provide voting instructions for voting of their proxies using the Internet at www.proxyvote.com or by calling 1.800.690.6903. Providing voting instructions using the Internet or by calling requires stockholders to input the Control Number located on their proxy cards. The cutoff time for providing voting instructions via the Internet or by calling is 11:59 p.m. Eastern Time the day before the date of the Annual Meeting (“Voting Instructions Cutoff Time”).

All properly signed proxies received prior to the vote at the Annual Meeting that are not properly revoked prior to the vote will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted “FOR” Proposal 1 (Election of Director Proposal); “FOR” Proposal 2 (2022 Equity Incentive Plan Proposal); and “FOR” Proposal 3 (Accounting Firm Ratification Proposal). The Board does not presently intend to present any other matter for action at the Annual Meeting and no stockholder has given timely notice in accordance with the Bylaws of any matter that it intends to be brought before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxies will have discretion to vote on those matters in accordance with their best judgment.

Revocability of Proxy

If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the Annual Meeting by taking either of the following actions: (i) delivering to the Company’s Corporate Secretary a revocation of the proxy or a proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting; or (ii) attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy. Stockholders may also revoke a prior proxy by providing later voting instructions for voting of a later proxy prior to the Voting Instructions Cutoff Time.

Recommendation of the Board of Directors

The Board recommends that AutoWeb stockholders vote “FOR” the election of  Ms. Janet M. Thompson as a Class III Director under Proposal 1 (Election of Director Proposal); “FOR” Proposal 2 (2022 Equity Incentive Plan Proposal);  and “FOR” Proposal  3 (Accounting Firm Ratification Proposal).

Additional Information

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 16, 2022:  Copies of the Notice of Annual Meeting of Stockholders, this Proxy Statement, the form of Proxy Card, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, are available online at http://www.autoweb.com/proxymaterials. Stockholders wishing to attend the Annual Meeting may obtain directions by calling the Company at 949.437.4651.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, accompanies this Proxy Statement. If requested, AutoWeb will furnish you with a copy of any exhibit listed on the exhibit index to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, upon payment of a reasonable copy fee.

Because the Company qualifies as a “smaller reporting company” (as defined in applicable Securities and Exchange Commission (“SEC”) rules), it has elected to comply with the scaled compensation disclosure requirements applicable to smaller reporting companies. Accordingly, this Proxy Statement does not include certain disclosures and tables that would otherwise be required.

TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. PRIOR TO THE VOTING INSTRUCTIONS CUTOFF TIME, STOCKHOLDERS MAY ALSO PROVIDE VOTING INSTRUCTIONS USING THE INTERNET AT PROXYVOTE.COM OR BY CALLING 1.800.690.6903 AS DESCRIBED IN THIS PROXY STATEMENT AND ACCOMPANYING PROXY CARD.

PROPOSAL 1

NOMINATION AND ELECTION OF DIRECTOR

Nominee for Class III Director

Janet M. Thompson is the Board’s nominee for election as the Class III Director at the Annual Meeting. The Board made this nomination at the recommendation of the Board’s Corporate Governance and Nominations Committee.  The Class III Director will hold office until the 2025 Annual Meeting of Stockholders and until that director’s successor is duly qualified and elected.

Janet M. Thompson. Ms. Thompson has served as a director of AutoWeb since March 2008. She is currently providing consulting services for new automotive manufacturers entering the North American market. Ms. Thompson was Executive Vice President of HAAH Automotive Holdings, an exclusive distributor for Asian automotive brands in North America, from February 2019 to July 2021. From January 2015 to February 2019, Ms. Thompson was Senior Vice President of Ipsos Automotive, a global automotive market research company. Prior to that, Ms. Thompson was Vice President, Marketing of Advanstar Communications Inc., the leading provider of integrated media solutions to the automotive aftermarket, pharmaceutical, healthcare, power sports and fashion industries from July 2011 to January 2015; Vice President, Automotive Group for The Marketing Arm, an Omnicom Group agency, from January 2011 to June 2011; Executive Vice President of the Diversified Agency Services Division of Omnicom Group, an advertising firm, from November 2007 to August 2010; Vice President, Marketing Nissan and Infiniti Divisions of Nissan North America, from July 2004 to September 2007; and from July 1999 to July 2004, Ms. Thompson was Chief Executive Officer and President of The Designory, Inc., a marketing firm owned by the Omnicom Group. Ms. Thompson held sales or marketing positions at Mazda Motor of America, Toyota Motor Sales, U.S.A. and Chrysler Corporation, from 1972 to 1994. Ms. Thompson received a Bachelor of Business Administration degree from Western Michigan University and a Master of Business Administration from University of Detroit. Ms. Thompson has the distinction of being named one of the Top 100 Women in the Automotive Industry in both 2005 and 2010.

Voting for Election of Class III Director

The persons named in the enclosed proxy card will vote “FOR” the election of Janet M. Thompson as a Class III Director unless instructed otherwise in the proxy. Because no other nominees have been properly and timely nominated in accordance with the Bylaws, Ms. Thompson will be elected as a Class III Director as long as she receives at least one vote for her election.  Holders of Common Stock are not entitled to cumulate their votes in the election of directors. Although Ms. Thompson has consented to serve as a director if elected, and the Board has no reason to believe that she will be unable to serve as a director, if Ms. Thompson withdraws her nomination or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board. Abstentions and “broker non-votes” will not have any effect on the outcome of the voting for the election of the Class III Director as long as the nominee receives at least one vote in favor of the nominee’s election.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE

“FOR” THE ELECTION OF MS. THOMPSON.

PROPOSAL 2

APPROVAL OF AUTOWEB, INC.
2022 EQUITY INCENTIVE PLAN

Background and Reason for Proposal

On April 7, 2022, upon recommendation of the Compensation Committee of the Board (“Compensation Committee”), the Board approved the adoption of the AutoWeb, Inc. 2022 Equity Incentive Plan (“2022 Plan”) subject to the approval of the stockholders at the Annual Meeting. If approved by the stockholders, the 2022 Plan will succeed the AutoWeb, Inc. 2018 Equity Incentive Plan (“2018 Plan”). The 2018 Plan is the only stockholder-approved plan under which the Company currently makes equity awards, and no new awards will be made from the 2018 Plan if the stockholders approve the 2022 Plan. However, outstanding awards under the 2018 Plan will generally continue in effect in accordance with their terms. The Company has also granted certain awards as “inducement” awards outside of its stockholder-approved plans pursuant to the Nasdaq Stock Market Listing Rules (“Inducement Awards”), as further described below.

The 2022 Plan will continue to afford the Compensation Committee the ability to design compensatory awards that are responsive to the Company’s needs and includes authorization for a variety of awards designed to advance the interests and long-term success of the Company by encouraging stock ownership among 2022 Plan participants.

As of the date the 2022 Plan is approved by the Company’s stockholders (“Effective Date”), the total number of shares available for awards under the 2022 Plan will be 3,250,000 shares of Common Stock, minus one share for every one share subject to an award granted under the 2018 Plan after December 31, 2021 (“Share Calculation Date”) and before the Effective Date. Such amount is subject to adjustment for changes in capitalization and the 2022 Plan’s share counting rules (as further described below). If the 2022 Plan is approved by the Company’s stockholders, it will be effective as of the Effective Date. If the 2022 Plan is not approved by the Company’s stockholders, no awards will be made under the 2022 Plan, and the 2018 Plan will remain in effect in accordance with its terms.

All awards under the 2022 Plan are subject to approval by, and at the discretion of, the Compensation Committee or its authorized delegate, and are not determinable at this time.

Why We Believe You Should Vote for this Proposal

The Board believes a compensation policy that includes a balanced mix of cash and equity is the most effective way to attract and retain talented employees whose interests are aligned with AutoWeb stockholders. The Board recommends stockholder approval of the 2022 Plan because it believes that equity-based compensation:

●	Links the interests of the Company’s employees and other plan participants with the long-term interests of the Company’s stockholders:

●	Supports a pay-for-performance culture within the Company;

●	Fosters employee stock ownership;

●	Focuses the management team on increasing value for the stockholders;

●	Encourages employees to remain in the Company’s employ; and

●	Provides a long-term balance to the Company’s overall compensation program.

As of the Share Calculation Date, a total of 1,388,142 shares of Common Stock remained available for new awards under the 2018 Plan, and as of April 1, 2022, only 201,051 shares of Common Stock remained available for new awards under the 2018 Plan. Consequently, if the 2022 Plan is not approved by stockholders, the Board may be required to substantially alter the Company’s compensation program, which currently includes equity as well as cash compensation. The Board believes that approval of the 2022 Plan is important for the Company to continue to recruit and retain talented directors, officers, employees, consultants, and advisors. Without approval of the proposed 2022 Plan, the Board believes it will be severely limited in its ability to use equity as a component of its compensation philosophy, a result that would put AutoWeb at a considerable competitive disadvantage to its direct and indirect competitors for high level professionals.

If this Proposal 2 is approved by stockholders, it is generally expected that the share reserve under the 2022 Plan will last AutoWeb for a period of approximately one to two years, based on the Company’s recent grant rates and the approximate current stock price, but could last for a different period of time if actual practice does not match recent rates or our stock price changes materially.

Dilution, Overhang and Burn Rate

In setting and recommending to stockholders the number of shares to authorize under the 2022 Plan, the Compensation Committee and the Board considered a number of factors, including the Company’s historical grant practices.

The following includes aggregated information regarding the Company’s view of the overhang and dilution associated with the 2018 Plan and the Company’s 2014 Equity Incentive Plan, as amended and restated (collectively, the “Prior Plans”), and the potential dilution associated with the 2022 Plan. This information is as of the Share Calculation Date, except as noted below. As of that date, there were approximately 13,489,482 shares of Common Stock outstanding, including the number of shares subject to awards of restricted stock. The number of shares subject to awards other than stock options or SARs (“Full Value Awards”) and the number of shares subject to stock options as of the Share Calculation Date are set forth below. No stock appreciation rights (“SARs”) were outstanding as of the Share Calculation Date.

Prior Plans	As of Share Calculation Date
Number of shares subject to outstanding Full Value Awards under Prior Plans	220,000
Number of shares subject to outstanding stock options under Prior Plans	4,466,583
Weighted average remaining term of outstanding stock options under Prior Plans	4.3 years
Weighted average exercise price of outstanding stock options under Prior Plans	$3.85
Number of shares available for new awards under the 2018 Plan	1,388,142

The 3,250,000 shares of Common Stock proposed to be available for awards under the 2022 Plan will be reduced by shares subject to awards granted under the 2018 Plan after the Share Calculation Date and before the Effective Date on a 1-to-1 basis, whereas the 2018 Plan would count Full Value Awards granted during such period on a 1.75-to-1 basis. As noted above, as of April 1, 2022, 201,051 shares remained available for issuance under the 2018 Plan based on the share calculation rules under the 2018 Plan.

Between the Share Calculation Date and April 1, 2022, the Company granted awards under the 2018 Plan that would reduce the 2022 Plan share pool by an aggregate amount of 875,000 shares based on the share counting rules under the 2022 Plan. Also during such period, forfeitures and other events have occurred that would result an additional 119,159 shares being added to the 2022 Plan share pool under its share counting rules. As a result, the estimated number of shares to be available under the 2022 Plan as of April 1, 2022 is 2,494,159. These 2,494,159 shares would represent approximately 15.1% of the outstanding Common Stock as of April 1, 2022 (calculated by including such available shares in the outstanding Common Stock as of such date), and this number of available shares, plus the shares subject to outstanding awards under the Prior Plans as of April 1, 2022 (4,083,383), represent an estimated total fully-diluted overhang of 6,577,542 shares of Common Stock as of April 1, 2022 (33.1%) under the 2022 Plan.

The closing price on The Nasdaq Capital Market for our Common Stock on April 1, 2022 was $2.28 per share.

In addition to the outstanding awards under the Prior Plans discussed above, as of the Share Calculation Date, 1,335,000 shares were subject to outstanding Inducement Awards. An additional 200,000 shares are subject to Inducement Awards granted between the Share Calculation Date and April 1, 2022.

In fiscal years 2019, 2020, and 2021, the Company granted awards under the 2018 Plan plus Inducement Awards covering 1,697,883 shares, 635,000 shares, and 1,177,000 shares, respectively. Based on our basic weighted average shares of Common Stock outstanding for those three fiscal years of 13,070,898, 13,144,314, and 13,299,824, respectively, for the three-fiscal-year period 2019-2021, AutoWeb’s average burn rate, not taking into account forfeitures, was 9%, with the individual years’ burn rates being 13% for fiscal 2019, 5% for fiscal 2020 and 9% for fiscal 2021.

Summary of the 2022 Plan

The following description of the 2022 Plan is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the 2022 Plan, a copy of which is attached to this Proxy Statement as Appendix A.

Purpose of the 2022 Plan. The purpose of the 2022 Plan is to assist AutoWeb and its subsidiaries in attracting and retaining individuals who, serving as employees, directors, officers, consultants and/or advisors, are expected to contribute to its success and to achieve long-term objectives that will benefit its stockholders through the additional incentives inherent in the awards under the 2022 Plan.

Shares Available for Future Awards. As of the Effective Date, subject to the 2022 Plan’s share counting provisions (as described below) and adjustments for changes in capitalization as described in the 2022 Plan, the total number of shares available for awards under the 2022 Plan will be 3,250,000 shares, with this number reduced by awards granted under the 2018 Plan after the Share Calculation Date and prior to the Effective Date on a one share for every one share awarded basis. Any shares that are subject to awards made out of the 2022 Plan shall reduce the shares available for future awards under the 2022 Plan on a one share for every one share awarded basis. Shares issued pursuant to awards under the 2022 Plan may consist of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise. After the Effective Date, no awards may be granted under any Prior Plan.

If any shares subject to an award under the 2022 Plan are forfeited, an award under the 2022 Plan expires is settled for cash, or is unearned (in whole or in part) or, after the Share Calculation Date, any shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires, is settled for cash, or is unearned (in whole or in part), the shares subject to such 2022 Plan award or Prior Plans award will, to the extent of such forfeiture, expiration, cash settlement or unearned amount, become available for future awards under the 2022 Plan. In the event that withholding tax liabilities arising from an award under the 2022 Plan or, after the Share Calculation Date, an award under any Prior Plan are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the Company, the shares so tendered or withheld will be added (or added back, as applicable) to the shares available for future awards under the 2022 Plan (provided that such recycling of shares for tax withholding purposes will be limited to 10 years from the date of stockholder approval of the 2022 Plan if such recycling involves shares that have actually been issued by the Company). Additionally, the following shares will be added (or added back, as applicable)to the shares authorized for awards under the 2022 Plan:  (i) shares tendered by the participant or withheld by the Company in payment of the exercise price of an option under the 2022 Plan or after the Share Calculation Date, an option granted under the Prior Plans; (ii) shares subject to an SAR under the 2022 Plan, or after the Share Calculation Date, an SAR granted under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof; and (iii) shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options under the 2022 Plan or after the Share Calculation Date, Options granted under the Prior Plans. Any share that becomes available for grant as described in this paragraph must be added (or added back, as applicable) as (i) one share if such share was subject to an award granted under the 2022 Plan, a Full Value Award granted under the 2018 Plan after the Share Calculation Date, or an option or SAR granted at any time under a Prior Plan, and (ii) as 1.75 shares if such share was subject to a Full Value Award granted under a Prior Plan on or prior to the Share Calculation Date.

Shares of Common Stock under awards made in substitution or exchange for awards granted by a company acquired by the Company or a subsidiary, or with which the Company or any subsidiary combine(s) (“Substitute Awards”), do not reduce the maximum number of shares that may be issued under the 2022 Plan (and will not be added to the 2022 Plan share pool in the circumstances described above). In addition, if a company acquired by the Company or a subsidiary, or with which the Company or any subsidiary combine(s), has shares remaining available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the available shares under such plan (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards under the 2022 Plan and will not reduce the maximum number of shares of Common Stock that may be issued under the 2022 Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the pre-existing plan, absent the acquisition or combination, and may only be made to individuals who were not employees or directors of AutoWeb or its subsidiaries prior to the acquisition or combination. Substitute Awards may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the 2022 Plan, and may account for shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

The maximum number of shares of Common Stock that may be issued under the 2022 Plan pursuant to the exercise of options intended to qualify as incentive stock options for purposes of Section 422 of the IRC (“incentive stock options”) is 3,250,000 shares.

The number of shares available for awards under the 2022 Plan and the maximum number of shares that may be issued under the 2022 Plan pursuant to the exercise of incentive stock options are also subject to the adjustment provisions described below under “Adjustments upon Changes in Capitalization or Changes in Control.”

Limitation on Compensation to Non-Employee Directors. Notwithstanding anything to the contrary contained in the 2022 Plan, in no event will any non-employee director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at grant date as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes), in excess of $750,000.

Eligibility. Options, SARs, restricted stock awards, restricted stock unit awards, performance awards and Other Share-Based Awards (as defined below) may be granted under the 2022 Plan. Options may be either incentive stock options or nonstatutory stock options. Awards may be granted under the 2022 Plan to any employee or officer of AutoWeb or its subsidiaries (including prospective employees conditioned upon and effective not earlier than such person becoming an employee), any non-employee member of the Board and any consultant or advisor (subject to meeting conditions specified in the 2022 Plan) who is a natural person and provides services to the Company or a subsidiary, except for incentive stock options which may be granted only to the Company’s employees or employees of a subsidiary.

As of the Record Date, the Company and its subsidiaries had approximately 164 employees and 8 consultants and advisors, and the Company had 7 non-employee directors. The basis for participation in the 2022 Plan is selection for participation by the Compensation Committee (or its authorized delegate).

Awards to be Granted to Certain Individuals and Groups. The Compensation Committee, in its discretion, selects the persons to whom awards may be granted, determines the type of awards, determines the times at which awards will be made, determines the number of shares subject to each award (or the dollar value of certain performance awards), and determines the other terms and conditions relating to the awards. For this reason, it is not possible to determine the benefits or amounts that will be received by any particular person in the future.

Administration. The 2022 Plan will generally be administered by the Compensation Committee (or a subcommittee thereof). The Compensation Committee has the authority to determine which eligible participants will receive awards, determine the types and amounts of awards to be granted, determine the method of settlement of awards, determine the terms and conditions of awards, and interpret and administer the 2022 Plan.

To the extent permitted by law, the Compensation Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable. To the extent not inconsistent with applicable law, including applicable stock exchange rules, the Compensation Committee may: (i) delegate to a committee of one or more directors of the Company any of the authority of the Compensation Committee under the Plan, including the right to grant, cancel or suspend awards, and (ii) authorize one or more executive officers to do one or both of the following: (A) designate employees of the Company or any subsidiary to be recipients of awards, and (B) determine the number of such awards to be received by those employees; provided that the Compensation Committee will not delegate such authority to any such executive officer for awards granted to an employee who is an officer (for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), member of the Board, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Compensation Committee in accordance with Section 16 of the Exchange Act.

Stock Options. The Compensation Committee may grant either non-qualified stock options or incentive stock options. A stock option entitles the recipient to purchase a specified number of shares of Common Stock at a fixed price subject to terms and conditions set by the Compensation Committee. Other than in connection with Substitute Awards or in connection with an adjustment permitted under the 2022 Plan (as described below), the exercise price of shares of Common Stock covered by a stock option cannot be less than 100% of the fair market value of the Common Stock on the date the option is granted. Options may not provide for dividends or dividend equivalents.

Fair market value of the Common Stock is generally equal to the closing price for the Common Stock on the principal securities exchange on which the Common Stock is traded on the date the option is granted (or if there was no closing price on that date, on the first date thereafter on which a closing price was reported). The Compensation Committee is authorized to adopt another fair market value pricing method for shares provided such method is stated in the applicable award agreement and is in compliance with the fair market value pricing rules set forth in Section 409A of the IRC.

The 2022 Plan permits payment of the exercise price of options to be made by cash or cash equivalents, shares of Common Stock previously acquired by the participant, any other form of consideration approved by the Compensation Committee and permitted by applicable law (including withholding of shares of Common Stock that would otherwise be issued on exercise or same-day sale through a broker), or any combination thereof. Options granted under the 2022 Plan must expire no later than ten years from the date of grant. Options may provide for automatic exercise in circumstances described in the 2022 Plan.

Incentive stock options are subject to further requirements as described in the 2022 Plan and under applicable law.

Stock Appreciation Rights. The Compensation Committee is authorized to grant SARs in conjunction with a stock option or other award granted under the 2022 Plan and to grant SARs separately. Except in the case of Substitute Awards or in connection with an adjustment as permitted under the 2022 Plan (and as described below), the grant price of a SAR may not be less than 100% of the fair market value of a share of Common Stock on the date the SAR is granted (or, if applicable, on the date of grant of the option with respect to a SAR granted in exchange for or in tandem with, but subsequent to, the option). The term of a SAR may be no more than ten years from the date of grant. SARs may not provide for dividends or dividend equivalents. SARs may provide for automatic exercise in circumstances described in the 2022 Plan.

Upon exercise of a SAR, the participant will generally have the right to receive the excess of the fair market value of the shares covered by the SAR on the date of exercise over the grant price. Payment may be made in cash, shares of Common Stock or other property, or any combination thereof, as the Compensation Committee may determine.

Restricted Stock Awards. Restricted stock awards may be granted either alone or in addition to other awards granted under the 2022 Plan and are also available as a form of payment of performance awards and other earned cash-based incentive compensation. The Compensation Committee determines the terms and conditions of restricted stock awards, including the number of shares of Common Stock granted, and any conditions for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services, but may include a performance-based component. Unless otherwise provided in, and subject to the execution of, the award agreement, the holder of a restricted stock award will have the rights of a stockholder from the date of grant of the award, including the right to vote the shares of Common Stock and the right to receive distributions on the shares; provided, however, that any dividends, shares or other property distributed with respect to the award will be subject to the same restrictions and risk of forfeiture as the award and will not vest or be paid unless and until the underlying award vests.

Restricted Stock Unit Awards. Awards of restricted stock units having a value equal to an identical number of shares of Common Stock may be granted either alone or in addition to other awards granted under the 2022 Plan and are also available as a form of payment of performance awards granted under the 2022 Plan and other earned cash-based incentive compensation. Restricted stock units may be paid in the form or shares or cash as determined by the Compensation Committee. The Compensation Committee determines the terms and conditions of restricted stock units. The holder of a restricted stock unit award will not have voting rights with respect to the award. Any dividend equivalents, shares or other property distributed with respect to the award will be subject to the same restrictions and risk of forfeiture as the award and will not vest or be paid unless and until the underlying award vests.

Other Share-Based Awards. The 2022 Plan also provides for the award of shares of Common Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on or related to, Common Stock (or factors that may influence the value of such Common Stock) or other property (“Other Share-Based Awards”), including deferred stock units. These awards may be granted alone or in addition to other awards under the 2022 Plan. Other Share-Based Awards may be paid in cash, shares of Common Stock or other property, or a combination thereof, as determined by the Compensation Committee. The Compensation Committee determines the terms and conditions of Other Share-Based Awards.

Other Share-Based Awards may also be available as a form of payment of other 2022 Plan awards and other earned cash-based compensation. Shares delivered pursuant to an Other Share-Based Award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of Common Stock, other awards notes or other property, as determined by the Compensation Committee. Dividend equivalents and any property distributed as a dividend or otherwise with respect to the number of shares covered by an unvested Other Share-Based Award will be subject to restrictions and risk of forfeiture to the same extent as the underlying award, and will not be paid unless and until the underlying award vests.

Performance Awards. Performance awards provide participants with the opportunity to receive shares of Common Stock, cash or other property based on performance and other vesting conditions. Performance awards may be granted from time to time and on such terms and conditions as determined at the discretion of the Compensation Committee, and may be granted in the form of performance cash, performance shares or performance units. Performance shares are units valued by reference to a designated number of shares, and performance units are units valued by reference to a designated amount of cash or property other than shares. Subject to the terms of the 2022 Plan, the Compensation Committee has the discretion to determine (i) the number of shares of Common Stock under, or the dollar value of, a performance award; (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally on achievement of performance goals; and (iii) the length of the performance period. Performance awards may be paid in shares of Common Stock, cash, other property, or a combination, as determined by the Compensation Committee.

Performance Criteria. The Compensation Committee will establish performance criteria for plan participants who have received grants of performance awards or, when so determined by the Compensation Committee, options, SARs, restricted stock, restricted stock units, dividend equivalents or Other Share-Based Awards. The performance criteria applicable to awards under the 2022 Plan (if any) will be determined by the Committee, and may be based on one or more, or a combination, of metrics under the following categories or such other metrics as may be determined by the Compensation Committee (including relative or growth achievement regarding such metrics): net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); lead supply or other supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); factoring transactions; sales or licenses of the Company’s assets (including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel. These performance goals also may be based solely by reference to the Company’s performance or the performance of a subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. If the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance criteria unsuitable, the Compensation Committee may in its discretion modify such performance criteria or the goals or actual levels of achievement regarding the performance criteria, in whole or in part, as the Compensation Committee deems appropriate and equitable.

Dividends; Dividend Equivalents. The Compensation Committee is authorized to establish procedures pursuant to which the payment of any award (other than an award of options or SARs) may be deferred, which procedures will be intended to comply with the requirements of Section 409A of the IRC. Awards other than options and SARs may, if determined by the Compensation Committee, provide that the participant will be entitled to receive amounts equivalent to cash, stock or other property dividends declared with respect to shares of Common Stock covered by an award. The Compensation Committee may provide that these amounts will be deemed to have been reinvested in additional shares of Common Stock or otherwise reinvested; provided, however, that in all cases such dividend equivalents shall be subject to the same vesting or performance conditions and risks of forfeiture as the underlying award and shall not be paid unless and until the underlying award vests.

Vesting Criteria. In general, and subject to the terms of the 2022 Plan, awards under the 2022 Plan will be subject to such vesting criteria (if any) as the Compensation Committee may establish.

Award Agreements. In general, awards under the 2022 Plan will be evidenced by agreements, contracts or other instruments or documents evidencing the awards, which may be in an electronic medium. Such documents will set forth the material terms and conditions of the awards and be consistent with the terms of the 2022 Plan.

No Repricing. Except in connection with a corporate transaction or other adjustment event described in the 2022 Plan or in connection with a Change in Control (as defined in the 2022 Plan), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or the grant price of outstanding SARs, or cancel outstanding “underwater” options or stock appreciation rights (including following a participant’s voluntary surrender of “underwater” options or SARs) in exchange for cash, other awards or options or SARs with an exercise price or grant price, as applicable, that is less than the exercise price of the original options or grant price of the original SARs, as applicable, without stockholder approval. This is intended to prohibit the repricing of “underwater” options and SARs and will not be construed to prohibit the adjustments provided for in the 2022 Plan. Notwithstanding any provision of the 2022 Plan to the contrary, this repricing prohibition may not be amended without approval by the Company’s stockholders.

Nontransferability of Awards. In general, and except as otherwise determined by the Compensation Committee, no award and no shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such award may be exercised during the life of the participant only by the participant or the participant’s guardian, members of a committee for incompetent former employees or similar persons duly authorized by law to administer the estate or assets of former employees. To the extent and under such terms and conditions as determined by the Compensation Committee and except for incentive stock options, options may be exercised and the shares acquired on exercise may be resold by a participant’s family member who has acquired the options from the participant through a gift or a domestic relations order (a “Permitted Assignee”). A “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the participant) control the management of assets, and any other entity in which these persons (or the participant) own more than 50% of the voting interests; provided that such Permitted Assignee will be bound by and subject to all of the terms and conditions of the 2022 Plan and the award agreement relating to the transferred award and must execute an agreement satisfactory to the Company evidencing those obligations; and provided further that the participant remains bound by the terms and conditions of the 2022 Plan. In no event will an award under the 2022 Plan be transferred for value. A transfer for value does not include: (i) a transfer under a domestic relations order in settlement of marital property rights; or (ii) a transfer to an entity in which more than 50% of the voting interests are owned by the family members (or the participant) in exchange for an interest in that entity.

Adjustments upon Changes in Capitalization or Changes in Control. The Compensation Committee will make or provide for such adjustments (as applicable) in the number of and kind of shares covered by outstanding options, SARs, restricted stock, restricted stock units, and performance awards granted under the 2022 Plan and, if applicable, in the number of and kind of shares covered by Other Share-Based Awards, in the exercise price and base price provided in outstanding options and SARs, respectively, in performance cash and performance units, and in other award terms, as the Compensation Committee determines is equitably required to prevent dilution or enlargement of the rights of participants that otherwise would result from (i) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities; or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Compensation Committee may provide in substitution for any or all outstanding awards under the 2022 Plan such alternative consideration (including cash), if any, as it may determine to be equitable in the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the IRC. In addition, for each option or SAR with an exercise price or grant price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Compensation Committee may in its discretion elect to cancel such option or SAR without any payment to the person holding such Option or SAR. The Compensation Committee will also make or provide for such adjustments in the numbers of shares available for future awards under the 2022 Plan and the number of shares available for granting as incentive stock options under the 2022 Plan as the Compensation Committee determines is appropriate to reflect any transaction or event described above in this section entitled “Adjustments upon Changes in Capitalization or Changes in Control;” provided that any such adjustment to the number shares specified for incentive stock options will be made only if and to the extent that such adjustment would not cause any incentive stock option to fail to qualify as an incentive stock option for purposes of Section 422 of the IRC.

Unless otherwise provided in an award agreement, in the event of a Change in Control in which the successor company assumes or substitutes for an option, SAR, restricted stock award, restricted stock unit award, performance award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the award), if a participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the award agreement, including prior thereto if applicable) and under the circumstances specified in the award agreement:  (i) options and SARs outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the award agreement), but in no event later than the earlier of (A) the latest date on which the option or SAR would have expired by its original terms or (B) the date that is ten (10) years after the original date of grant of the option or SAR, (ii) the restrictions, limitations and other conditions applicable to restricted stock and restricted stock units outstanding as of the date of such termination of employment will lapse and the restricted stock and restricted stock units will become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other awards will lapse, and such Other Share-Based Awards or such other awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant; provided that any awards described in clauses (i) through (iii) that are subject to the attainment of performance criteria will become vested and (as applicable) exercisable based on the greater of “target” performance or actual performance measured as of the date of termination of employment. For the purposes of this provision, an option, SAR, restricted stock award, restricted stock unit award, performance award or Other Share-Based Award will be considered assumed or substituted for if following the Change in Control the substitute award (or assumed award) (i) is of the same type (e.g., restricted stock units, performance award, stock options, etc.) as the original award, (ii) has a value at least equal to the value of the original award, (iii) relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the participant holding the original award is subject to U.S. federal income tax under the IRC, has tax consequences to such participant under the IRC that are not less favorable to such participant than the tax consequences of the original award, and (v) has other terms and conditions that are not less favorable to the participant holding the original award than the terms and conditions of the original award (including the provisions that would apply in the event of a subsequent Change in Control); provided that the substitute award (or assumed award) may take the form of a continuation of the original award if the requirements of the preceding sentence are satisfied. The determination of whether an award has been assumed or substituted for as described above will be made by the Compensation Committee, as constituted immediately before the Change in Control, in its sole discretion and its determination is conclusive and binding.

Unless otherwise provided in an award agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute (as described above) for an option, SAR, restricted stock award, restricted stock unit award, performance award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the award), then immediately prior to the Change in Control: (i) those options and SARs outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) will immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to restricted stock and restricted stock units that are not assumed or substituted for (or continued) will lapse and the restricted stock and restricted stock units will become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other awards that are not assumed or substituted for (or continued) will lapse, and such Other Share-Based Awards or such other awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant; provided that any awards described in clauses (i) through (iii) that are subject to the attainment of performance criteria shall become vested and (as applicable) exercisable based on the greater of “target” performance or actual performance measured as of the date of the Change in Control.

The 2022 Plan includes a definition of “Change in Control.” In general, unless otherwise provided in an award agreement, and subject to certain exceptions and additional terms as described in the 2022 Plan, a “Change in Control” will occur upon any one of the following events: (i) during any 24-month period, individuals who, as of the beginning of such period, constitute the Board cease for any reason to constitute at least a majority of the Board, unless their successors are approved in the circumstances described in the 2022 Plan; (ii) any person becomes the beneficial owner of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board; (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, unless such transaction does not result in a significant change in ownership or leadership, as further described in the 2022 Plan; (iv) the consummation of a sale of all or substantially all of the Company’s assets; or (v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Termination of Employment. The Compensation Committee will determine and set forth in the award agreement whether any awards will continue to be exercisable, vest, continue to vest or be earned and the terms of exercise, vesting or earning on and after the date the participant ceases to be employed by, or to otherwise provide services to, the Company, whether by reason of death, disability, voluntary or involuntary termination of employment or service, or otherwise. If permitted by Section 409A of the IRC, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a participant holds an option or SAR not immediately exercisable in full, or any restricted stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any restricted stock units as to which the vesting period has not been completed, or any performance cash, performance shares or performance units which have not been fully earned, or any dividend equivalents or Other Share-Based Awards subject to any vesting schedule or transfer restriction, or who holds shares subject to any transfer restriction imposed pursuant to the 2022 Plan, the Compensation Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such option, SAR or other award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such vesting period will end or the time at which such performance cash, performance shares or performance units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

Detrimental Activity and Recapture Provisions. Any award agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if a participant, either (i) during employment or other service with the Company or a subsidiary, or (ii) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable award agreement or such clawback policy. In addition, notwithstanding anything in the 2022 Plan to the contrary, any award agreement or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any shares issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the shares may be traded.

Foreign Employees and Consultants. In order to facilitate the making of any grant or combination of grants under the 2022 Plan, the Compensation Committee may provide for such special terms for awards to participants who are foreign nationals or who are employed by the Company or any subsidiary outside of the United States of America or who provide services to the Company or any subsidiary under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Compensation Committee may approve such supplements to or amendments, restatements or alternative versions of the 2022 Plan (including sub-plans) (to be considered part of the 2022 Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the 2022 Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the 2022 Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the 2022 Plan as then in effect unless the 2022 Plan could have been amended to eliminate such inconsistency without further approval by the Company’s stockholders.

Amendment and Termination. The Board may, from time to time, alter, amend, suspend or terminate the 2022 Plan as it may deem advisable; provided that if an amendment to the 2022 Plan, for purposes of applicable stock exchange rules and except as permitted under the 2022 Plan, (i) would materially increase the benefits accruing to participants under the 2022 Plan, (ii) would materially increase the number of securities which may be issued under the 2022 Plan, (iii) would materially modify the requirements for participation in the 2022 Plan, or (iv) must otherwise be approved by the Company’s stockholders in order to comply with applicable law or the rules of the principal national securities exchange upon which the Company’s shares of common stock are traded or quoted, all as determined by the Board, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. In addition, no amendments to, or termination of, the 2022 Plan will impair the rights of a participant in any material respect under any award previously granted without such participant’s consent.

The 2022 Plan will expire on the tenth anniversary of the date that the 2022 Plan is approved by the stockholders, except with respect to awards then outstanding, and no further awards may be granted under the 2022 Plan on or after such expiration date.

Federal Income Tax Consequences

The following discussion summarizes certain United States federal income tax considerations of awards under the 2022 Plan based on United States federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for 2022 Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), state, local or foreign tax considerations or the consequences for any particular individual. Tax consequences may vary depending on particular circumstances, and the United States federal income tax laws are subject to change, sometimes with retroactive effect. Participants in the 2022 Plan who are residents of or are employed in a country other than the United States may be subject to taxation in accordance with the tax laws of that particular country in addition to or in lieu of United States federal income taxes.

Stock Options. A participant does not realize ordinary income on the grant of a stock option. Upon exercise of a non-qualified stock option, the participant will realize ordinary income equal to the excess of the fair market value of the shares of Common Stock on the exercise date over the option exercise price paid. The cost basis of the shares acquired for capital gain purposes on the future sale of the shares is the fair market value of the shares at the time of exercise, and the holding period of the shares for capital gain purposes begins on the date on which the option is exercised and not the date on which the option was granted.

Upon exercise of an incentive stock option, the excess of the fair market value of the shares of Common Stock acquired over the option exercise price will be an item of tax preference to the participant, which may be subject to an alternative minimum tax for the year of exercise. If no disposition of the shares is made within two years from the date of grant of the incentive stock option or within one year after the transfer of the shares to the participant, the participant does not realize taxable income for regular income tax purposes as a result of exercising the incentive stock option; the tax basis of the shares received for capital gain purposes is the option exercise price paid; and any gain or loss realized on the sale of the shares is long-term capital gain or loss. If the participant disposes of the shares within the two-year or one-year periods referred to above, the participant will realize ordinary income for regular income tax purposes at that time in an amount equal to the excess of the fair market value of the shares at the time of exercise (or the net proceeds of disposition, if less so long as certain conditions are satisfied) over the option exercise price paid. Any gain in excess of that amount will be treated as a capital gain. A capital gain will be long-term if the participant’s holding period for the shares is more than 12 months. For capital gain purposes on such a disposition, the tax basis of the shares will be equal to the exercise price paid, plus the amount of ordinary income recognized by the participant as a result of such disposition. Special rules may apply with respect to certain tax basis adjustments for purposes of computing a participant’s alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Stock Appreciation Rights. No ordinary income will be realized by a participant in connection with the grant of a SAR. When the SAR is exercised, the participant will realize ordinary income in an amount equal to the sum of the amount of any cash received and the fair market value of the shares of Common Stock or other property received upon the exercise.

Restricted Stock. The participant will not realize ordinary income on the grant of an unvested restricted stock award (or an unvested performance award if the shares of Common Stock are issued on grant), but will realize ordinary income when the shares subject to the award become vested in an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the IRC to include as ordinary income in the year unvested shares are granted, an amount equal to the excess of (i) the fair market value of unvested shares on the date of issuance, over (ii) the purchase price, if any, paid for the shares. If the Section 83(b) election is made, the participant will not realize any additional taxable income when the shares become vested. However, if the participant subsequently fails to vest in such shares, the participant will not be entitled to a tax deduction for the amount of income previously recognized by the participant as a result of filing the Section 83(b) election. The Section 83(b) election must be filed by the participant with the Internal Revenue Service within 30 days after the date on which the unvested shares are issued to the participant.

Other Awards. The participant will not realize ordinary income on the grant of a restricted stock unit award or performance cash award, or a performance award or Other Share-Based Award under which shares of Common Stock or cash are not issued or paid on grant, but will realize ordinary income when the shares subject to the award are issued (or the cash subject to the award is paid) to the participant after they become vested. The amount of ordinary income will be equal to the excess of (i) the fair market value of the shares or cash on the date they are issued or paid over (ii) the purchase price, if any, paid for the award.

Upon disposition of shares of Common Stock acquired under a restricted stock award, performance award, restricted stock unit award, or Other Share-Based Award, the participant generally will realize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for the shares plus any amount realized as ordinary income upon vesting or settlement of the shares. The participant’s holding period in shares issued pursuant to a restricted stock unit award begins on the date the shares are actually issued to the participant. The participant’s holding period for capital gain purposes in shares subject to a restricted stock award will generally begin on the vesting date of the shares. However, if the participant files a Section 83(b) election with respect to unvested shares subject to a restricted stock award, the participant’s holding period will begin on the date the shares are issued.

Tax Withholding. The Company has the right to make all payments or distributions pursuant to the 2022 Plan to a participant net of any applicable federal, state, local or foreign taxes or other amounts required to be paid or withheld in connection with a 2022 Plan award. The Company or any subsidiary has the right to withhold from wages or other amounts otherwise payable to such participant such withholding taxes or other amounts as may be required by law, or to otherwise require the participant to pay such taxes or other amounts required to be withheld or paid by the participant. If the participant fails to make such tax payments as required, the Company or its subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes or other amounts from any payment of any kind otherwise due to such participant or to take such other action as may be necessary to satisfy such withholding obligations. The Compensation Committee is authorized to establish procedures for election by participants to satisfy such obligation for the payment of such taxes or other amounts by tendering previously acquired shares (either actually or by attestation, valued at their then fair market value), or by directing the Company to retain shares (up to the participant’s minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the award For the avoidance of doubt, the Compensation Committee may require a participant to satisfy any such obligation, in whole or in part, by having withheld, from the Shares delivered or required to be delivered to the participant pursuant to an award, shares having a value equal to the amount to be withheld or by delivering to the Company other shares held by such participant.

Company Tax Deduction. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, it is not disallowed by Section 280G of the IRC or the $1 million limitation on certain executive compensation under Section 162(m) of the IRC.

Section 409A of the IRC. If the settlement of, or issuance of shares with respect to, a restricted stock unit, performance award or other award is deferred following the vesting of such restricted stock unit or award, such unit or award may be subject to IRC Section 409A. Section 409A of the IRC imposes certain restrictions on the timing and form of payment of deferred compensation.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of Common Stock under the 2022 Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the 2022 Plan by our stockholders.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal is required to approve Proposal 2. The persons named in the enclosed proxy card will vote FOR the proposal unless instructed otherwise in the proxy. Abstentions will have the same effect as votes against the proposal. “Broker non-votes” will not have any effect on the outcome of this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board’s Audit Committee has appointed Moss Adams LLP (“Moss Adams”) as the Company’s independent registered public accounting firm for 2022.  The Audit Committee and the Board recommend that the Company’s stockholders ratify this appointment. In line with this recommendation, the Board intends to introduce the following resolution at the Annual Meeting:

RESOLVED, that the appointment of Moss Adams LLP as the independent registered public accounting firm for the Company for the year 2022 is ratified.

Stockholder ratification of the Audit Committee’s selection of Moss Adams as the Company’s independent registered public accounting firm is not required by the Bylaws or otherwise. Nevertheless, the Board is submitting the selection of Moss Adams to the stockholders for ratification as a matter of good corporate practice and the Audit Committee will reconsider whether to retain Moss Adams if the stockholders fail to ratify its selection. In addition, even if the stockholders ratify the selection of Moss Adams, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company. A representative of Moss Adams is expected to be present at the Annual Meeting, either in person or available remotely, to make a statement if the representative desires and to respond to appropriate questions that may be asked by stockholders.

Vote Required

The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting and on the proposal is required to approve Proposal 3. The persons named in the enclosed proxy card will vote “FOR” the proposal unless instructed otherwise in the proxy. Abstentions will have the same effect as votes against the proposal. “Broker non-votes” will not have any effect on the outcome of this proposal.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 3.

BOARD OF DIRECTORS

The current members of the Board of AutoWeb are as follows:

Name	Age	Position
Michael J. Fuchs	77	Chairman of the Board (1)
Michael A. Carpenter	75	Director
Matias de Tezanos	42	Director
Chan W. Galbato	59	Director
Mark N. Kaplan	92	Director
Jared R. Rowe	48	Director, President and Chief Executive Officer
Janet M. Thompson	72	Director
Jose Vargas	43	Director

(1)

The Board has approved an amendment of the Bylaws to reduce the authorized number of Board members from eight to seven. The amendment of the Bylaws will be effective upon expiration of the term of the Class III directors upon commencement of the Annual Meeting. In connection with this reduction in the size of the Board, the Board has decided to not nominate Mr. Fuchs for election as a member of the Board at the Annual Meeting. Mr. Fuchs’ term as a member of the Board will expire upon commencement of the Annual Meeting and he will cease at that time to be a member of the Board and a member of any committee of the Board on which he served.

The biographies of each of our current directors, other than Mr. Fuchs, are included below. Each of the biographies also highlights specific experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director.

Michael A. Carpenter. Mr. Carpenter has served as a director of AutoWeb since September 2012. Mr. Carpenter served as the Chief Executive Officer and as a director of Ally Financial Inc. from November 2009 until his retirement in February 2015. Ally Financial is one of the nation’s largest financial services companies, with a concentration in automotive lending. In 2007, Mr. Carpenter founded Southgate Alternative Investments, Inc. From 2002 to 2006, he was Chairman and Chief Executive Officer of Citigroup Alternative Investments, overseeing proprietary capital and customer funds globally in various alternative investment vehicles. From 1998 to 2002, Mr. Carpenter was Chairman and Chief Executive Officer of Citigroup’s Global Corporate & Investment Bank with responsibility for Salomon Smith Barney Inc. and Citibank’s corporate banking activities globally. Mr. Carpenter was named Chairman and Chief Executive Officer of Salomon Smith Barney Inc. in 1998, shortly after the merger that created Citigroup. Prior to Citigroup, Mr. Carpenter was Chairman and Chief Executive Officer of Travelers Life & Annuity and Vice Chairman of Travelers Group Inc. responsible for strategy and business development. From 1989 to 1994, Mr. Carpenter was Chairman of the Board, President and Chief Executive Officer of Kidder Peabody Group Inc., a wholly owned subsidiary of General Electric Company. From 1986 to 1989, Mr. Carpenter was Executive Vice President of GE Capital Corporation. He first joined GE in 1983 as Vice President of Corporate Business Development and Planning and was responsible for strategic planning and development as well as mergers and acquisitions. Earlier in his career, Mr. Carpenter spent nine years as Vice President and Director of the Boston Consulting Group and three years with Imperial Chemical Industries of the United Kingdom. Mr. Carpenter was elected to the board of CIT Group, Inc. (“CIT”), a publicly held financial holding company, on May 1, 2016. He now serves on the boards of First Citizens BancShares, Inc. (“BancShares”), a publicly held financial holding company, and First-Citizens Bank & Trust Company, a North Carolina chartered commercial bank and wholly owned subsidiary of Bancshares, upon the merger of CIT and BancShares in January 2022. In addition, in March 2021 he became a director of SVF Investment Corp. 3, a newly formed publicly held blank check company formed for the purpose of effecting a business combination with one or more businesses or entities. He also serves on the boards of Law Finance Group, US Retirement Partners, the New York City Investment Fund, the Rewards Network, Inc., Client 4 Life Group, LLC, and Validity Capital, and has been a board member of the New York Stock Exchange, General Signal, Loews Cineplex and various other private and public companies. Mr. Carpenter received a Bachelor of Science degree from the University of Nottingham, England, and a Master of Business Administration from the Harvard Business School where he was a Baker Scholar. Mr. Carpenter also holds an honorary degree of Doctor of Laws from the University of Nottingham.

Matias de Tezanos. Mr. de Tezanos has served as a director of AutoWeb since October 1, 2015 and as the Company’s Chief Strategy Officer from October 1, 2015 to February 13, 2017. From October 1, 2013 to October 1, 2015, Mr. de Tezanos was a director and chief executive officer of a company that provided an internet-based, pay-per-click advertising marketplace for the automotive industry, which was acquired by the Company as of October 1, 2015. Mr. de Tezanos is a co-founder, director and the Chief Executive Officer of PeopleFund, and a co-founder of, and currently serves as co-managing director and chief executive officer of PF Holding. Mr. de Tezanos also serves as president and a director of PF Auto and secretary and a director of Auto Holdings. In addition, Mr. de Tezanos is an officer or director of a number of privately-held companies, including Iguama Inc., an online marketplace offering U.S. products in Latin America, P3 Global Management Inc., a smart city infrastructure development and advisory firm, Bidtellect, Inc., Stellar Corporation G.K, CLPF, Inc., Global Media, Ltd., Kaptyn Inc. (formerly known as P3GM Holdings, Inc.), Longevity Holdings, Inc., Media Assets Management Inc., Orionis Biosciences LLC, PFO Investment, LLC, Startups.com Holding Inc., Blue Mountain 30 Inc., Blue Mountain 31 Inc., Blue Pacific Ventures Inc., Classifieds Corp., Gray Mountain Inc., Moshos Inc., People Ventures, Inc., Petrol Ventures Inc., PF Classifieds Inc., PF Healthcare Inc., PFO Investment, Inc., PFP Investment, Inc., RDBCOM Corporation, Nanostar Inc., Startups.com Inc., Technology Capital Partners 1 Ltd., and Japan Technology Partners Ltd.

Chan W. Galbato. Mr. Galbato has served as a director of AutoWeb since January 2019. Mr. Galbato is Chief Executive Officer of Cerberus Operations and Advisory Company, LLC. Prior to joining Cerberus in 2009, he owned and managed CWG Hillside Investments LLC, a consulting business, from 2007 to 2009. From 2005 to 2007, he served as President and CEO of the Controls Group of businesses for Invensys plc and President of Services for The Home Depot. Mr. Galbato previously served as President and Chief Executive Officer of Armstrong Floor Products and Chief Executive Officer of Choice Parts. He spent 14 years with General Electric Company, holding several operating and finance leadership positions within its various industrial divisions as well as holding the role of President and CEO of Coregis Insurance Company, a G.E. Capital company. Mr. Galbato currently serves as Director of Blue Bird Corporation, Director of Electrical Components International, Director of FirstKey Homes, LLC, and Director of Staples Solutions B.V. Previously, Mr. Galbato served as Chairman of the publicly-traded Avon Products, Inc., and a director of the publicly-traded Brady Corporation, including as Lead Director. He also served as Chairman to North American Bus Industries, Inc., Guilford Mills and YP Holdings LLC until their sales in 2013, 2012 and 2017 respectively, and as director of Steward Healthcare, Dyncorp International, New Avon LLC, and Tower International, Inc. until Cerberus exited these businesses. Before beginning his business career, he played professional baseball with the Montreal Expos in their minor league system. Mr. Galbato holds a master’s degree in business administration from the University of Chicago and a Bachelor of Arts in Economics from the State University of New York.

Mark N. Kaplan. Mr. Kaplan has served as a director of AutoWeb since June 1998. Mr. Kaplan was a member of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1979 through 1998 and currently is of counsel to that firm, Chairman of the Board and Chief Operating Officer of Engelhard Minerals & Chemicals Corporation from 1977 to 1979, and President and Chief Executive Officer of Drexel Burnham Lambert (investment banking) from 1970 to 1977. Mr. Kaplan serves as Chairman of the compensation committee of the board of directors of American Biltrite Inc. He is a Trustee of Bard College, the New York Academy of Medicine, a member and former Chairman of the New York City Audit Committee, a member of the New York City Housing Authority Audit Committee, a Trustee and Chairman of the Audit Committee of WNET.org (provider of public media in the New York City metropolitan area), a director of twenty investment funds managed by Gresham Investment Management LLC, as well as an advisor to fifteen additional private Gresham fund properties. Mr. Kaplan has also served on the boards of Volt Information Services, Inc., Congoleum Corp., DRS Technologies Inc., and other privately held entities or mutual funds. Mr. Kaplan was formerly the Chairman of the Audit Advisory Committee of the Board of Education of The City of New York, Vice-Chairman and Governor of the board of directors of The American Stock Exchange, Inc., and a director of Security Industry Automation Corporation. Mr. Kaplan holds a Bachelor of Arts degree from Columbia College and a Bachelor of Laws degree from Columbia Law School.

Jared R. Rowe. Mr. Rowe was appointed President and Chief Executive Officer, and as a director, of AutoWeb in April 2018. Prior to joining AutoWeb, Mr. Rowe served as Senior Operating Executive at Cerberus Operations and Advisory Company and as Chief Executive Officer at The Real Yellow Pages (YP), a local marketing solutions provider and Cerberus portfolio company. Before his work with YP and Cerberus, Mr. Rowe held several senior leadership positions within Cox Automotive, where he was President of Kelley Blue Book, President of Autotrader, and ultimately the President of Cox Automotive’s Media Solutions Group, where he was responsible for leading the Autotrader, Kelley Blue Book, Dealer.com and Haystak businesses. Mr. Rowe serves on the board of Off Lease Only, a privately-held company that operates used automobile dealerships. Mr. Rowe has a Master of Business Administration from the Stephen M. Ross School of Business at the University of Michigan at Ann Arbor and received his Bachelor of Business Administration, Automotive Marketing from Northwood University.

Janet M. Thompson. See Ms. Thompson’s biographical information included under the section of this Proxy Statement entitled “PROPOSAL 1–ELECTION OF DIRECTOR–Nominee for Class III Director.”

Jose Vargas. Mr. Vargas has served as a director of AutoWeb since October 1, 2015 and as the Company’s Chief Revenue Officer from October 1, 2015 to April 12, 2018. From September 18, 2013 to October 1, 2015, Mr. Vargas was a director and president of a company that provided an internet-based, pay-per-click advertising marketplace for the automotive industry, which was acquired by the Company as of October 1, 2015. Mr. Vargas is a co-founder, director and the president of People F, Inc., a British Virgin Islands business company (“PeopleFund”), a holding company that is focused on investments in technology, internet and media, and a co-founder of, and currently serves as a co-managing director and president of PF Holding, Inc., a British Virgin Islands business company (“PF Holding”), a holding company affiliated with PeopleFund that is focused on investments in technology, internet and media affiliated with PeopleFund, as well as vice president and a director of PF Auto, Inc., a British Virgin Islands business company (“PF Auto”), also an entity affiliated with PeopleFund, and co-managing director, president and secretary of Auto Holdings Ltd., a British Virgin Islands business company (“Auto Holdings”), also an entity affiliated with PeopleFund. Mr. Vargas is also a director or officer of a number of privately-held companies that include Iguama Inc., an online marketplace offering U.S. products in Latin America, Healthcare, Inc., an online search, comparison and recommendation tool for healthcare consumers, Blue Mountain 17 Inc., Blue Mountain 18 Inc., Blue Mountain 30 Inc., Blue Mountain 31 Inc., Blue Mountain 45 Inc., Blue Mountain 46 Inc., Blue Mountain 48 Inc., Blue Mountain 73 Inc., Classifieds Corp., Gray Mountain Inc., PeopleFund Inc., People Ventures Inc., People Ventures Investment Inc., PV SU Holding, Inc., PV SU Investment, Limited Partnership, MapFit Inc. (prior: GeoFi, Inc.), PF Classifieds Inc., PF Healthcare Inc., Galeb3 Inc., and Healthcare.com Insurance Services, LLC. Mr. Vargas received a Bachelor of Science degree from Florida International University.

Messrs. de Tezanos and Vargas were appointed to the Board pursuant to an Amended and Restated Stockholder Agreement dated as of October 1, 2015, by and among AutoWeb, Auto Holdings, Investment and Development Finance Corp., a Panama business company (“IDFC”), Mr. de Tezanos, Mr. Vargas, and other parties to that agreement (as amended, “Stockholder Agreement”) upon the Company’s acquisition as of October 1, 2015 of the company that at the time of the acquisition was named AutoWeb, Inc. and which is now named Autobytel, Inc. (“Acquired Entity”). They serve as the two representatives on the Board designated by the former owners of the Acquired Entity prior to its acquisition by the Company. Their experience in founding and growing technology and online media companies led the Board to conclude that they should serve as directors of the Company.

In accordance with Nasdaq Corporate Governance Rule 5606, the Company is providing the following information regarding the demographic background characteristics of the Board’s directors based solely upon each such director’s self-identification:

Board Diversity Matrix (As of April 1, 2022)
Total Number of Directors	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	7	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	2	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1
Did Not Disclose Demographic Background	0

Each term used in the above table has the meaning ascribed to it in Rule 5606 and the related instructions.

EXECUTIVE OFFICERS

The current executive officers of AutoWeb are as follows:

Name	Age	Position
Jared R. Rowe	48	President, Chief Executive Officer, and Director
Daniel R. Ingle	52	Executive Vice President, Chief Operating Officer
Glenn E. Fuller	67	Executive Vice President, Chief Legal Officer and Secretary
Carlton D. Hamer	51	Executive Vice President, Chief Financial Officer
Sara E. Partin	40	Senior Vice President, Chief People Officer
Brett L. Nanigian	48	Senior Vice President, Product and Technology
Scott L. Edwards	30	Senior Vice President, Digital Marketing Operations
Joshua J. Barsetti	42	Vice President, Controller and Principal Accounting Officer

Jared R. Rowe. See Mr. Rowe’s biographical information included under the section of this Proxy Statement entitled “BOARD OF DIRECTORS.”

Daniel R. Ingle. Mr. Ingle joined AutoWeb as Executive Vice President, Chief Operating Officer in January 2019. Prior to joining AutoWeb, Mr. Ingle was Vice President of International Business Development at Cox Automotive and focused on the global expansion of Kelley Blue Book. Mr. Ingle joined Kelley Blue Book in 2006 and held several different leadership positions, including Vice President of Vehicle Valuations and Industry Solutions and Vice President of Analytic Insights and Technology. Prior to Kelley Blue Book, Mr. Ingle served as Director of Information Technology for Capital One Auto Finance and held other positions at PeopleFirst.com, Thomson Technology Consulting Group and Ernst and Young, in addition to conducting his own consulting business. Mr. Ingle received his Bachelor of Science degree in Management Information Systems from Ohio University.

Glenn E. Fuller. Mr. Fuller joined AutoWeb as Vice President, Legal Affairs in October 2006 and was promoted to Senior Vice President, Chief Legal Officer and Secretary in April 2008, Senior Vice President, Chief Legal and Administrative Officer and Secretary in December 2008, Executive Vice President, Chief Legal and Administrative Officer and Secretary as of January 19, 2009, and Executive Vice President, Chief Legal Officer and Secretary as of March 1, 2019. Prior to joining AutoWeb, Mr. Fuller was in private legal practice from August 2002 to October 2006, and from June 1996 to July 2002, he served as Senior Vice President, Chief Legal Officer and General Counsel of Freedom Communications, Inc. (newspapers, television stations, magazines and other media). From April 1994 to June 1996, Mr. Fuller was of counsel to the law firm of Gibson, Dunn & Crutcher LLP and was associated with that firm from September 1980 to May 1987. Mr. Fuller was a partner in the law firm of Pettis, Tester, Kruse & Krinsky from January 1988 to December 1992 and was associated with that firm from May 1987 to December 1987 and from January 1993 to June 1993. From July 1993 to January 1994, Mr. Fuller was Executive Vice President and General Counsel of Airline Computerized Ticketing (airline ticketing). Mr. Fuller received his Bachelor of Arts degree from California State University at Long Beach and a Juris Doctor degree from the University of Southern California.

Carlton D. Hamer. Mr. Hamer joined AutoWeb as Executive Vice President, Chief Financial Officer in January 2022. Prior to joining AutoWeb, Mr. Hamer served as the Vice President, Finance for Nextraq, LLC from 2020 to 2021. Mr. Hamer was employed by Cox Automotive, Inc., serving as Vice President, Corporate Services from 2014 to 2020, Vice President, Strategic Planning and Program Management from 2009 to 2013, and Senior Director, Finance/Controller from 2006 to 2008. Mr. Hamer is a certified public accountant and received his Bachelor of Business Administration from the University of Georgia, where he graduated cum laude.

Sara E. Partin. Ms. Partin joined AutoWeb as Senior Vice President, Chief People Officer in October 2018. Prior to joining AutoWeb, Ms. Partin was the Chief Human Resources Officer of The Real Yellow Pages (YP) and held multiple senior human resources leadership positions at Cox Automotive, including leading people integration efforts for Autotrader, Kelley Blue Book, and Dealer.com. Prior to her work with Cox Automotive, Ms. Partin was an associate attorney at the law firms of Kilpatrick Townsend & Stockton LLP, Dow Lohnes PLLC, and Alston & Bird LLP. Ms. Partin received her Bachelor of Arts Degree in History from Stanford University and her Juris Doctor degree from Harvard Law School.

Brett L. Nanigian. Mr. Nanigian joined AutoWeb as Vice President, Product in April 2019 and was promoted to Senior Vice President, Product and Technology in February 2022. Prior to joining AutoWeb, Mr. Nanigian was employed by Cox Automotive, Inc., serving as Senior Director, Valuations from September 2016 to April 2019, Senior Product Director, Industry Solutions from February 2014 to September 2016, Senior Director, Product Operations from 2012 to 2014, Senior Director of Business Operations from 2010 to 2012, and Director of Business Operations from 2007 to 2010. Mr. Nanigian received his Bachelor of Science in Economics and Political Science from the University of California, Irvine as well as a Master of Business Administration from the University of Southern California.

Scott L. Edwards. Mr. Edwards joined AutoWeb as Senior Vice President, Digital Marketing Operations in February 2022. Prior to joining AutoWeb, Mr. Edwards served as Vice President, Product and Growth Marketing for Vokal, LLC from June 2020 to February 2022. Mr. Edwards was employed by Gordon Food Service, Inc. serving as the General Manager, Digital Strategy of its subsidiary Relish Works from June 2018 to June 2020 and Managing Director of Orderve, another subsidiary of Gordon Food Service, Inc., from August 2018 to June 2020. From March 2016 to June 2018, Mr. Edwards served as the Director, Digital Marketing and Product of Detroit Trading Company. He also served as the Director of eCommerce, Digital for GrowLife, Inc. from January 2014 to March 2016. In May 2011, Mr. Edwards founded the company SM Administrators where he performed “white-label” social administration for small to large brands on behalf of larger marketing agencies. Mr. Edwards received his Bachelor of Arts in Economics from the University of Colorado, Boulder.

Joshua J. Barsetti. Mr. Barsetti joined AutoWeb as Vice President, Controller and Principal Accounting Officer in January 2022. Prior to joining AutoWeb, Mr. Barsetti served as Chief Audit Executive from May 2021 to January 2022 and Director of Sox and Internal Control from June 2020 to May 2021 for Zovio Inc. Mr. Barsetti was also employed by Cavco Industries, Inc., serving as Chief Accounting Officer from August 2018 to May 2020, Corporate Controller from August 2017 to August 2018, and Chief Audit Executive from September 2014 to August 2017. He previously served as Director of Financial Reporting from November 2013 to September 2014 and Financial & IT Audit Manager/Senior Audit Manager from May 2011 to November 2013 for Universal Technical Institute, Inc. Mr. Barsetti is a Certified Public Accountant and received his Bachelor of Science, Accounting degree from Northern Arizona University.

All of the officers named in the Executive Officer table above served as executive officers during 2021, except for Messrs. Hamer and Barsetti who became executive officers in January 2022 and Messrs. Nanigian and Edwards who became executive officers in February 2022.

All executive officers of AutoWeb are appointed by the Board and serve as officers at the Board’s discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the calculation of beneficial ownership of the Company’s Common Stock as of the Record Date by all persons known by AutoWeb to be beneficial owners of more than 5% of the Common Stock, each director and nominee, each of the named executive officers identified in the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION–Summary Compensation,” and all directors and executive officers as a group (including the named executive officers). Shares of Common Stock are deemed to be outstanding and to be beneficially-owned by the persons listed below for the purpose of computing the percentage ownership of the person if that person has the right to acquire beneficial ownership of such shares within 60 days of the Record Date through the exercise of any option, warrant or other right or the conversion of any security, or pursuant to the power to revoke, or the automatic termination of, a trust, discretionary account or similar arrangement, but those shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and dispositive power with respect to all shares of Common Stock beneficially owned by them subject to community property laws, where applicable. The information with respect to each person specified is as supplied or confirmed by that person, based upon statements filed with the SEC or based upon the actual knowledge of AutoWeb.

Name of Beneficial Owner (1)	Number of Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned
Investment and Development Finance Corp. (2)(5)	2,902,928	20.7%
Matias de Tezanos (4)(5)	2,882,928	20.5%
Jose Vargas (3)(5)	2,882,710	20.5%
Auto Holdings Ltd (5)	2,782,928	19.8%
Jared R. Rowe (6)	1,784,665	11.5%
1 8 999 Trust (7)	1,173,445	8.4%
Piton Capital Partners LLC (8)	973,000	6.9%
Global Value Investment Corp. (9)	875,281	6.2%
Glenn E. Fuller (10)	513,525	3.6%
Daniel R. Ingle (11)	536,331	3.7%
Michael J. Fuchs (12)	122,680	*
Michael A. Carpenter (13)	81,000	*
Mark N. Kaplan (14)	77,000	*
Janet M. Thompson (15)	72,040	*
Chan W. Galbato (16)	34,383	*
All executive officers (including named executive officers) and directors as a group (15 persons) (17)	7,598,657	54.1%

* Less than 1%

(1)	Unless otherwise indicated, the address of all the owners is: c/o AutoWeb, Inc., 400 North Ashley Drive, Suite 300, Tampa, Florida 33602.
(2)

In addition to the beneficial ownership reported in Footnote 5 below, the beneficial ownership of IDFC includes the additional 120,000 shares, in the aggregate, reported on Form 4s filed May 21, 23, and 24, 2018.

(3)	In addition to the beneficial ownership reported in Footnote 5 below, the beneficial ownership of Mr. Vargas includes the additional 82,029 shares reported on a Form 4 filed December 11, 2018.
(4)

In addition to the beneficial ownership reported in Footnote 5 below, the beneficial ownership of Mr. de Tezanos includes the additional 100,000 shares reported on Form 4s filed December 11, 2018 and August 16, 2019.

(5)

The information presented in this line item with respect to the beneficial ownership of Auto Holdings, IDFC, and Messrs. de Tezanos and Vargas was obtained from the Schedule 13D/A filed April 26, 2018 (“Auto Holdings Schedule 13D/A”), jointly filed by the following persons: (i) Auto Holdings; (ii) PF Holding; (iii) Ceiba International Corp., a Panama business company (“Ceiba”); (iv) Jose Vargas, a director of AutoWeb; (v) Galeb3 Inc., a Florida corporation owned solely by Mr. Vargas (“Galeb3”); (vi) Matias de Tezanos, a citizen of Costa Rica and director of AutoWeb; (vii) Manatee Ventures Inc., a British Virgin Islands business company wholly owned by Mr. de Tezanos and his wife Isabel Ruiz Estrada (“Manatee”); (viii) John Peter Klose de Ojeda, a citizen of Guatemala; (ix) Richard Aitkenhead Castillo, a citizen of Guatemala; (x) IDFC; (xi) IDC Financial, S.A., a Panama business company (“IDC Financial”); (xii) Juan Christian Klose Pieters; (xiii) Margarita Klose; (xiv) Jorge Miguel Fernandez Bianchi, a citizen of Guatemala; (xv) PeopleFund; and (xvi) PF Auto (collectively, “Auto Holdings Reporting Persons”). The Auto Holdings Schedule 13D/A states that each of the Auto Holdings Reporting Persons disclaims beneficial ownership of the reported shares except to the extent of their pecuniary interest therein and discloses that Mr. Vargas has sole voting and dispositive power with respect to 17,753 shares and that he and the other Auto Holdings Reporting Persons share dispositive power with respect to 2,782,928 shares. The Auto Holdings Schedule 13D/A lists the addresses of the Auto Holdings Reporting Persons as follows: (i) Auto Holdings, PF Auto, Mr. de Tezanos, Manatee, Mr. Juan Christian Klose Pieters, Ms. Margarita Klose IDC Financial, Jorge Miguel Fernandez Bianchi, PF Holding, PeopleFund, Diagonal 6, 12-42 zona 10, Edificio Design Center, Torre II, Of. 1103, Guatemala City, Guatemala 01010; (ii) Ceiba, IDFC, Mr. John Peter Klose de Ojeda and Mr. Aitkenhead Castillo: 13 calle 2-60, zona 10, Edificio Topacio Azul, Of. 1301, Guatemala City, Guatemala 01010; and (iii) Mr. Vargas and Galeb3: 3401 N. Miami Avenue, Suite 205, Miami, Florida 33127. The reported shares do not include up to 1,153,110 shares that may be acquired upon exercise of certain warrants (“AWI Warrants”) to purchase Common Stock at an exercise price of $18.45 per share. The AWI Warrants became exercisable on October 1, 2018, subject to the following vesting conditions: (i) with respect to the first one-third of the warrant shares, if at any time after the issuance date of the AWI Warrants and prior to the expiration date of the AWI Warrants the weighted average closing price of the Common Stock on The Nasdaq Capital Market for the preceding thirty (30) trading days (adjusted for any stock splits, stock dividends, reverse stock splits or combinations of the Common Stock occurring after the issuance date) (“AWI Warrants Weighted Average Closing Price”) is at or above $30.00; (ii) with respect to the second one-third of the warrant shares, if at any time after the issuance date of the AWI Warrants and prior to the expiration date the AWI Warrants Weighted Average Closing Price is at or above $37.50; and (iii) with respect to the last one-third of the warrant shares, if at any time after the issuance date of the AWI Warrant and prior to the expiration date the AWI Warrants Weighted Average Closing Price is at or above $45.00. The AWI Warrants expire on October 1, 2022.

(6)

Includes 256,667 shares of Restricted Stock and 1,433,333 shares issuable upon exercise of options exercisable within 60 days of the Record Date. The reported shares do not include 174,722 shares that would be issuable upon exercise of options exercisable within 60 days of the Record Date but for the fact that such options are subject to the additional vesting condition that at any time after August 6, 2019 and prior to the expiration date of the stock options the weighted average closing price of the Common Stock on The Nasdaq Capital Market must be at or above $5.00 (adjusted for any stock splits, stock dividends, reverse stock splits or combinations of the common stock occurring after the grant date of the stock options) for ten consecutive trading days (“August 2019 Options Stock Closing Price Vesting Condition”).

(7)

The information presented in the table with respect to the beneficial ownership of The 1 8 999 Trust was obtained from the Schedule 13D/A filed on March 4, 2019 (“1 8 999 Trust Schedule 13D/A”), jointly by the following persons: (i) The 1 8 999 Trust; (ii) Daniel M. Negari; (iii) The Insight Trust; and (iv) Michael R. Ambrose, (collectively, the “1 8 999 Reporting Persons”). The 1 8 999 Trust Schedule 13D/A lists the address of the 1 8 999 Trust Reporting Persons as follows: 2121 E. Tropicana Avenue, Suite 2, Las Vegas, NV 89119. The 1 8 999 Trust Schedule 13D/A discloses that the 1 8 999 Trust has shared voting and dispositive power with respect to 973,112 shares; Mr. Negari has sole voting and dispositive power with respect to 133 shares and shared voting and dispositive power with respect to 973,245 shares; and the Insight Trust and Mr. Ambrose have shared voting and dispositive power with respect to 200,200 shares. Pursuant to a Tax Benefit Preservation Plan Exemption Agreement dated as of November 30, 2018, by and among the Company and the 1 8 999 Trust Reporting Persons (“1 8 999 Trust Exemption Agreement”), approximately 538,383 shares of the shares of Common Stock reported as beneficially owned by the 1 8 999 Reporting Persons are subject to irrevocable proxies in favor of AutoWeb’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, and each of them individually, to exercise all voting rights of the applicable stockholders with respect to the shares at any meeting of stockholders of the Company, and in any action by written consent of the stockholders of the Company, in accordance with the recommendations of or instructions provided by the Board.

(8)

The information presented in the table with respect to the beneficial ownership of Piton Capital Partners LLC (“Piton”) was obtained solely from the Schedule 13G/A filed February 4, 2022 (“Piton Schedule 13G/A”). The Piton Schedule 13G/A lists the address of Piton Capital Partners LLC as follows: c/o Kokino LLC, 201 Tresser Boulevard, 3rd Floor, Stamford, Connecticut 06901, Attention: Garrett Lynam. Pursuant to a Tax Benefit Preservation Plan Exemption Agreement dated as of November 15, 2017, by and between the Company and Piton (“Piton Exemption Agreement”), approximately 284,494 shares of the shares of Common Stock reported as beneficially owned by Piton are subject to irrevocable proxies in favor of AutoWeb’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, and each of them individually, to exercise all voting rights of the applicable stockholders with respect to the shares at any meeting of stockholders of the Company, and in any action by written consent of the stockholders of the Company, in accordance with the recommendations of or instructions provided by the Board.

(9)

The information presented in the table with respect to the beneficial ownership of Global Value Investment Corp was obtained from the Schedule 13D/A filed on August 9, 2021 (“GVIC 13D/A”), jointly by the following persons: (i) Global Value Investment Corp; (ii) Jeffrey R. Geygan; (iii) James P. Geygan; (iv) Stacy A. Wilke; and (v) Kathleen M. Geygan, (collectively, the “GVIC Reporting Persons”). The GVIC Schedule 13D/A lists the address of the GVIC Reporting Persons as follows: 1433 N. Water Street, Suite 549, Milwaukee, WI 53202. The GVIC Schedule 13D/A discloses that Messrs. Jeffrey R. Geygan and James P. Geygan have shared voting and dispositive power with respect to 875,281 shares; Ms. Stacy A. Wilke has shared voting and dispositive power with respect to 1,880 shares; and Ms. Kathleen M. Geygan has shared voting and dispositive power with respect to 4,430 shares. Pursuant to a Tax Benefit Preservation Plan Exemption Agreement dated as of May 12, 2021, by and among the Company and the GVIC Reporting Persons (“GVIC Exemption Agreement”), approximately 215,452 shares of the shares of Common Stock reported as beneficially owned by the GVIC Reporting Persons are subject to irrevocable proxies in favor of AutoWeb’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer, and each of them individually, to exercise all voting rights of the applicable stockholders with respect to the shares at any meeting of stockholders of the Company, and in any action by written consent of the stockholders of the Company, in accordance with the recommendations of or instructions provided by the Board.

(10)

Includes 140,879 shares of Restricted Stock and 344,500 shares issuable upon exercise of options exercisable within 60 days of the Record Date. The reported shares do not include 33,056 shares that would be issuable upon exercise of options exercisable within 60 days of the Record Date but for the fact that such options are subject to the August 2019 Options Stock Closing Price Vesting Condition.

(11)

Includes 155,000 shares of Restricted Stock and 364,167 shares issuable upon exercise of options exercisable within 60 days of the Record Date. The reported shares do not include 94,444 shares that would be issuable upon exercise of options exercisable within 60 days of the Record Date but for the fact that such options are subject to the August 2019 Options Stock Closing Price Vesting Condition.

(12)	Includes 67,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(13)	Includes 67,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(14)	Includes 67,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(15)	Includes 67,000 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(16)	Includes 34,383 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(17)

Includes 649,641 shares of Restricted Stock and 2,696,883 shares issuable upon exercise of options exercisable within 60 days of the Record Date. Also includes 1,038,328 shares subject to irrevocable proxies granted to Company’s management as provided for in the 1 8 999 Trust Exemption Agreement, the Piton Exemption Agreement, and the GVIC Exemption Agreement. The reported shares do not include 335,278 shares that would be issuable upon exercise of options exercisable within 60 days of the Record Date but for the fact that such options are subject to the August 2019 Options Stock Closing Price Vesting Condition and up to 1,153,110 shares that may be acquired upon exercise of the AWI Warrants which have not met the applicable vesting conditions described above.

CORPORATE GOVERNANCE MATTERS

Board Classes

The Board is divided into three classes, with each class holding office for staggered three-year terms. The term of the Class III Directors, Michael J. Fuchs and Janet M. Thompson, expires at the Annual Meeting; the term of the Class I Directors, Jared R. Rowe, Matias de Tezanos, and Chan W. Galbato, expires in 2023; and the term of the Class II Directors, Michael A. Carpenter, Mark N. Kaplan, and Jose Vargas, expires in 2024.

The Board has approved an amendment of the Bylaws to reduce the authorized number of Board members from eight to seven. The amendment of the Bylaws will be effective upon expiration of the term of the Class III directors upon commencement of the Annual Meeting. In connection with this reduction in the size of the Board, the Board has decided to not nominate Mr. Fuchs for election as a member of the Board at the Annual Meeting. Mr. Fuchs’ term as a member of the Board will expire upon commencement of the Annual Meeting and he will cease at that time to be a member of the Board and a member of any committee of the Board on which he served. In addition, the Board has reduced the number of directors serving as Class III Directors to one.

Committees of the Board of Directors

The Board has constituted an Audit Committee, a Compensation Committee, and a Corporate Governance and Nominations Committee. Copies of the charters of each of these committees are posted and available on the Corporate Governance link of the Investor Relations section of the Company’s website, www.autoweb.com.  Information on the Company’s website is not incorporated by reference in this Proxy Statement.

Audit Committee.  The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act and applicable Nasdaq listing rules.  The Audit Committee met on six occasions in 2021 and operates under a charter approved by the Board. The Audit Committee’s primary responsibilities are to:

●	oversee AutoWeb’s accounting and financial reporting policies, processes, practices and internal controls; and
●	appoint, approve the compensation of, and oversee the Company’s independent registered public accounting firm.

The Audit Committee currently consists of Mark N. Kaplan (Chairman), Michael A. Carpenter, Chan W. Galbato, and Janet M. Thompson. The Audit Committee meets periodically with the Company’s independent registered public accounting firm, both with and without management present. The Board has determined that Mr. Kaplan is an “audit committee financial expert” within the meaning of Item 407(d)(5)(ii) of Regulation S-K under the Securities Act of 1933, as amended (“Securities Act”). The identification of Mr. Kaplan as an “audit committee financial expert” does not impose on him any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on him as a member of the Audit Committee in the absence of this identification.

Compensation Committee. The Compensation Committee was established by the Board in accordance with Section 10C of the Exchange Act and applicable Nasdaq listing rules. The Compensation Committee met on four occasions in 2021 and operates under a charter approved by the Board. The Compensation Committee is responsible for:

●

determining or recommending to the Board the compensation of the Chief Executive Officer and each other executive officer or any other officer who reports directly to the Chief Executive Officer based on the performance of each officer;

●	making recommendations to the Board regarding stock option plans and other equity compensation arrangements;
●	granting equity awards and approving any delegation of such responsibility under certain circumstances; and
●	preparing reports regarding executive compensation for disclosure in AutoWeb’s proxy statements or as otherwise required by applicable laws.

The Compensation Committee currently consists of Janet M. Thompson (Chairwoman), Michael J. Fuchs, Mark N. Kaplan, and Chan W. Galbato. The Compensation Committee does not have authority to delegate its responsibilities to a subcommittee without approval of the Board. The Board has approved the creation of the Non-Executive Stock Option Committee, a committee of the Board that currently consists of one director, Jared R. Rowe, the Company’s President and Chief Executive Officer. The Non-Executive Stock Option Committee has the authority to grant stock options to eligible persons who (i) are employed by the Company or its subsidiaries and are not subject to reporting under Section 16(a) of the Exchange Act or (ii) are consultants or service providers to the Company or its subsidiaries. The Non-Executive Stock Option Committee may not grant more than 250,000 options in the aggregate in any one fiscal year, and individual grants cannot exceed more than 25,000 options. In accordance with the Bylaws, the Board has also authorized the Company’s Chief Executive Officer to appoint vice presidents of the Company (“CEO Appointed Vice Presidents”) who are not (i) executive officers of the Company; (ii) officers subject to Section 16 of the Exchange Act; or (iii) reporting directly to the Chief Executive Officer, and in connection with such grant of authority the Compensation Committees recommended that the Board authorize, and the Board did authorize, the Company’s Chief Executive Officer to determine the compensation (including salaries pursuant to the Bylaws) of CEO Appointed Vice Presidents; provided that any CEO Appointed Vice President’s annual base salary does not exceed $300,000 and any annual incentive compensation target does not exceed 40% of the CEO Appointed Vice President’s annual base salary. The processes of the Compensation Committee and the role of the Chief Executive Officer and compensation consultants in determining or recommending the amount or form of executive or director compensation are discussed in the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION – Named Executive Officers Compensation Narrative.”

Corporate Governance and Nominations Committee. The Corporate Governance and Nominations Committee was established by the Board in accordance with applicable Nasdaq listing rules. The Corporate Governance and Nominations Committee met twice in 2021 and operates under a charter approved by the Board. The Corporate Governance and Nominations Committee is responsible for:

●	identifying individuals qualified to become directors and selecting director nominees or recommending nominees to the Board for nomination;
●	recommending nominees for appointment to committees of the Board;
●	developing and recommending charters of committees of the Board; and
●	overseeing the corporate governance of AutoWeb and, as deemed necessary or desirable from time to time, developing and recommending corporate governance policies to the Board.

The Corporate Governance and Nominations Committee currently consists of Michael J. Fuchs (Chairman), Mark N. Kaplan, and Chan W. Galbato.

Attendance at Board and Committee Meetings

During the fiscal year ended December 31, 2021, the Board held a total of nine meetings. Each member of the Board who served in 2021 attended 75% or more of the aggregate of (i) the total number of meetings of the Board held during the period in 2021 for which the director was a member; and (ii) the total number of meetings held by all committees of which the director was a member during 2021 and during the period in which the director served as a member of the committees. The Board and its committees typically meet in executive session without management present during regularly scheduled meetings of the Board and the committees.

Attendance at Annual Meeting of Stockholders

All directors who served in 2021 attended the 2021 annual meeting of stockholders, except Messrs. Carpenter, de Tezanos, and Fuchs. Mr. Rowe attended the 2021 annual meeting of stockholder in-person and all other directors attended by telephone. Typically, a Board meeting is scheduled on the date of any annual meeting of stockholders. Although the Board has not adopted a formal policy, all directors are expected to attend the annual meeting of stockholders.

Director Independence

All directors, other than Messrs. de Tezanos, Rowe, and Vargas, and all members of the Audit, Compensation, and Corporate Governance and Nominations Committees satisfy the definition of independent director under the Nasdaq listing rules. The current members of the Audit Committee, Compensation Committee and Corporate Governance and Nominations Committee are “independent” under the Nasdaq listing rules and the SEC rules regarding audit committee and compensation committee membership.

Board Leadership Structure

The Board does not have a policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee of the Company. The Board believes that the Company and its stockholders benefit when the Board is free to determine the most appropriate leadership structure in light of the experience, skills and availability of directors and the Chief Executive Officer as well as other circumstances. Currently, Mr. Fuchs serves as the Chairman of the Board, and Mr. Rowe serves as a director and Chief Executive Officer. The Board believes this is the most appropriate structure for the Company at this time because it makes the best use of the experience, skills and availability of Mr. Fuchs and Mr. Rowe.

Board’s Role in Oversight of Risk

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to AutoWeb. The Board, including through Board committees comprised solely of independent directors, regularly reviews various areas of significant risk to AutoWeb and advises and directs management on the scope and implementation of policies, strategic initiatives and other actions designed to mitigate various types of risks. Specific examples of risks reviewed by the Board with management include competition risks, industry risks, economic risks, liquidity risks, business operations risks, cyber security risks and risks related to acquisitions and dispositions. The Audit Committee regularly reviews with management and the independent auditors significant financial risk exposures and the processes management has implemented to monitor, control and report these exposures. Specific examples of risks reviewed by the Audit Committee include risks related to the preparation of the Company’s financial statements, disclosure controls and procedures, internal controls and procedures required by the Sarbanes-Oxley Act of 2002, accounting, financial and auditing risks, treasury risks (insurance, credit and debt), matters reported to the Audit Committee through anonymous reporting procedures, risks posed by significant litigation matters and compliance with applicable laws and regulations. The Audit Committee also oversees compliance with the Company’s Code of Conduct and Ethics for Employees, Officers and Directors and evaluates proposed transactions with related persons for compliance with laws and regulations and with Company policies and contracts. The Company’s Compensation Committee reviews and evaluates potential risks related to the attraction and retention of talent and risks related to the design of compensation programs established by the Compensation Committee for AutoWeb’s executive officers. These procedures, however, cannot guaranty that all material risks will be identified, or if identified, reasonably and adequately mitigated. They also cannot assure that all persons are in compliance with the Company’s policies and procedures or that the Company and its employees are in compliance with all applicable laws and regulations.

Executives’ base salaries are fixed in amount and thus do not encourage excessive risk-taking. Incentive compensation in large part is tied to overall corporate performance. A significant portion of compensation provided to the executive officers is in the form of equity awards subject to service-based vesting conditions, with some equity awards also including performance-based vesting conditions, that are intended to further align executives’ interests with those of the Company’s stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking since the ultimate value of the awards is tied to the Company’s stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

The Compensation Committee has also reviewed the Company’s compensation programs for employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the design of the Company’s annual cash and long-term equity incentives provides an effective and appropriate mix of compensation to help ensure the Company’s performance is focused on long-term stockholder value creation and does not encourage the taking of short-term risks at the expense of long-term results. In general, incentive compensation opportunities for Company employees are capped, and the Company has discretion to reduce or increase incentive compensation payments (or pay no incentive compensation) based on individual performance and any other factors it may determine to be appropriate in the circumstances. As with the compensation of the Company’s executive officers, a portion of the compensation for other officers and some other managerial-level employees generally is delivered in the form of equity awards that help further align the interests of these officers and other employees with those of stockholders.

Board Nominee Process

The Corporate Governance and Nominations Committee considers candidates for nomination as directors who are suggested by the committee’s members and other directors, as well as by management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify AutoWeb’s Corporate Secretary or any member of the Corporate Governance and Nominations Committee in writing with whatever supporting material the stockholder considers appropriate. The Corporate Governance and Nominations Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Bylaws relating to stockholder nominations as described in the section of this Proxy Statement entitled “FUTURE STOCKHOLDER NOMINATIONS AND PROPOSALS.”

Generally, once the Corporate Governance and Nominations Committee identifies a prospective nominee, the Corporate Governance and Nominations Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Corporate Governance and Nominations Committee with the recommendation of the prospective candidate, as well as the Corporate Governance and Nominations Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. Generally, the preliminary determination will be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy evaluation factors determined by the Corporate Governance and Nominations Committee to be appropriate from time to time for that evaluation. If the Corporate Governance and Nominations Committee determines, in consultation with the other members of the Board, as appropriate, that additional consideration is warranted, it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Corporate Governance and Nominations Committee.

The Corporate Governance and Nominations Committee will then evaluate the prospective nominee against factors it considers appropriate from time to time, which currently include:

●	The ability of the prospective nominee to represent the interests of the stockholders of AutoWeb;
●	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment; and
●	The extent to which the prospective nominee would contribute to the range of talent, skill and expertise appropriate for the Board.

The Corporate Governance and Nominations Committee generally intends to nominate current members of the Board in the year in which their respective term expires so long as they continue to exhibit the qualities described above and are otherwise qualified to serve as members of the Board.

The Corporate Governance and Nominations Committee may also consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Corporate Governance and Nominations Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Corporate Governance and Nominations Committee and others, as appropriate, will interview prospective nominees in person or by telephone or other remote means. After completing this evaluation and interview, the Corporate Governance and Nominations Committee will make a recommendation to the full Board as to the individuals who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Corporate Governance and Nominations Committee.

The Corporate Governance and Nominations Committee and the Board review the qualities of the Board members as a group, including the diversity of the Board’s career experiences, viewpoints, company affiliations, expertise with respect to the various facets of the Company’s business operations and business experiences. The Board has not adopted a formal policy and does not employ any particular benchmarks with respect to these qualities but is mindful of achieving an appropriate balance of these qualities with respect to the Board as a whole. Moreover, the Board and Corporate Governance and Nominations Committee considers each nominee’s overall service to the Company during the previous term, each nominee’s personal integrity and willingness to apply sound and independent business judgment with respect to the Company’s matters, as well as the individual experience of each director noted within their biographies included in this Proxy Statement.

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with any director or with the non-management directors as a group may do so by writing to the Company’s Corporate Secretary, AutoWeb, Inc., 400 North Ashley Drive, Suite 300, Tampa, Florida 33602. The Company has established a process for handling correspondence received by it addressed to non-management members of the Board. Under that process, the Corporate Secretary reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the attention of the Board. The Board may at any time review a log of all correspondence received by AutoWeb that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to those matters.

Code of Conduct and Ethics

The Board has adopted a Code of Conduct and Ethics for Employees, Officers and Directors (“Code of Ethics”). The Code of Ethics is applicable to the Company’s employees, officers and directors, including the principal executive officer, the principal financial officer and the principal accounting officer. The Code of Ethics is posted and available on the Corporate Governance link of the Investor Relations section of the Company’s website, www.autoweb.com, and a copy of the Code of Ethics may also be obtained, free of charge, by writing to the Company’s Corporate Secretary, AutoWeb, Inc., 400 North Ashley Drive, Suite 300, Tampa, Florida 33602. The Company intends to post amendments to, or waivers from, the Code of Ethics (to the extent applicable to the Company’s Chief Executive Officer, Principal Financial Officer or Principal Accounting Officer or directors) at this location on the Company’s website. Information on the Company’s website is not incorporated by reference in this Proxy Statement. The adoption of the Code of Ethics and other standards of conduct is not a representation or warranty that all persons subject to the Code of Ethics or standards are or will be in complete compliance with the Code of Ethics or any other standards of conduct that may be adopted.

Certain Relationships and Related Party Transactions

The Company’s written Code of Ethics provides specific guidelines regarding conflict of interest situations as well as a process for reporting and approving related party transactions.

The Company’s Code of Ethics defines a related party transaction as any transaction (or series of transactions) in excess of $120,000 since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company is a participant and in which any member of the Management Group (as defined below), any stockholder owning more than 5% of the Company’s voting stock, or any immediate family member of any of the foregoing persons has a direct or indirect material interest.  An “immediate family member” means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of such director, executive officer or nominee for director, and any person (including domestic partners, but excluding tenants or employees) sharing the household of a director, director nominee, executive officer or stockholder owning more than 5% of the Company’s voting stock. A “transaction” includes, but is not limited to, any commercial or financial transaction or arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. The “Management Group” is comprised of the Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer (or any person performing similar functions), any other officer of the Company and any director or nominee for director.  Any covered person who may be involved in a related party transaction must promptly report that transaction to the Chairman of the Audit Committee or the Company’s Chief Legal Officer (“CLO”), who must then report the transaction to the Chairman of the Audit Committee upon becoming advised of such transaction. The Audit Committee, in its sole discretion, must approve or disapprove all related party transactions. Conflicts of interest or potential conflicts of interest must be reported to the CLO who will evaluate the circumstances relating to the conflict of interest or potential conflict of interest and report the findings of such evaluation to the Chief Executive Officer, who in turn, if warranted under the circumstances, must report such situation or activity to the Chairman of the Audit Committee; provided, however, (i) that if the conflict of interest or potential conflict of interest involves any member of the Management Group, the CLO must report that situation or activity to the Chairman of the Audit Committee; and (ii) the CLO is not precluded from reporting any conflict of interest or potential conflict of interest involving any covered person who is not a member of Management Group directly to the Chairman of the Audit Committee should the CLO believe such direct reporting to the Chairman of the Audit Committee is warranted under the circumstances. Upon being advised of a complaint, concern or other reporting under the Code of Ethics, the Chairman of the Audit Committee will confer with the other members of the Audit Committee. If appropriate under the circumstances, the Chairman of the Audit Committee may request that the CLO issue a written advisory to the covered person as to whether or not the reported situation or activity constitutes a violation of the Code of Ethics. If the CLO would not be the appropriate party to issue a written advisory, outside counsel may be retained to issue such written advisory unless the Audit Committee determines that such written advisory can be issued by the Chairman of the Audit Committee without outside counsel input.

Although the Company’s Code of Ethics provides guidelines regarding conflict of interest situations, it cannot and does not set forth every possible conflict of interest scenario. Therefore, the Code of Ethics provides that there is no substitute for sound judgment and common sense by directors, officers or other employees in each case based upon the particular facts involved. The foregoing description of the Company’s Code of Ethics is not intended to constitute a representation as to compliance by any covered person.

AutoWeb has engaged Soluciones AW, S.A. (“Soluciones”) to provide office space and related office services to AW GUA, Sociedad de Responsabilidad Limitada, AutoWeb’s wholly-owned, indirect subsidiary in Guatemala (“AW GUA”). Under the agreement between AW GUA and Soluciones, AW GUA pays Soluciones 107% of the actual expenses paid and costs incurred by Soluciones in providing the office space and related office services. During the period from January 1, 2021, to October 31, 2021, AW GUA made payments to Soluciones of approximately $71,913.18. The Company has been informed by Messrs. de Tezanos and Vargas, each a director of AutoWeb and the representatives of PeopleFund serving on the Board, that Soluciones is managed and operated by one of the principals of PeopleFund. As a result, Soluciones may be deemed to be controlled by PeopleFund, which in turn is controlled by Messrs. de Tezanos and Vargas. For information concerning the beneficial ownership of the Company’s Common Stock by Messrs. de Tezanos and Vargas and PeopleFund, see the section of this Proxy Statement entitled “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.” The Audit Committee evaluated the terms of the business relationship with Soluciones and considered whether any conflict of interest existed as a result of Soluciones’ affiliation with PeopleFund. Based on its evaluation the Audit Committee determined that the business relationship with Soluciones did not constitute a conflict of interest and approved the Soluciones arrangement in accordance with the Company’s Code of Ethics. In connection with a reduction in the amount of office space leased by AW GUA in Guatemala City, Guatemala, the arrangement with Soluciones was terminated effective as of September 1, 2021.

Securities Trading Policy

The Company has adopted a policy (“Securities Trading Policy”) governing trading in Company securities by Company officers, directors, and employees (“Covered Persons”). Under the Securities Trading Policy, Covered Persons are prohibited from selling Company securities short or buying or selling call or put options or other derivatives in respect of Company securities. Covered Persons are also prohibited from entering into other transactions which have the effect of hedging the economic value of any direct or indirect interests of the person in the Company’s equity securities. Trading in Company securities is restricted to trading windows following the Company’s earnings releases, and trading by Company officers, directors and other designated employees during open trading windows requires pre-clearance by the Company’s Chief Legal Officer.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AND

AUDIT COMMITTEE REPORT

Independent Registered Public Accounting Firm

Moss Adams has been appointed by the Company’s Audit Committee as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2022, and to perform procedures related to the financial statements included in the Company’s quarterly reports on Form 10-Q, beginning with the quarter ended March 31, 2022. Moss Adams also served as the Company’s independent registered public accounting firm for the years ended December 31, 2021 and 2020. A representative of Moss Adams is expected to be present at the Annual Meeting, either in person or available remotely, to make a statement if the representative desires and to respond to appropriate questions that may be asked by stockholders.

Principal Accountant Fees and Services

Aggregate fees for professional services rendered by Moss Adams for the years ended December 31, 2021 and 2020 were as follows:

	2021	2020
Audit fees	$485,830	$551,031
Audit-related fees	9,500	10,500
Tax fees	20,900	6,700
Total	$516,230	$568,231

Audit Fees.  Audit fees consist of professional services rendered in connection with the 2021 and 2020 audits of the Company’s annual consolidated financial statements included in the Company’s annual report on Form 10-K and reviews of interim consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

Audit-Related Fees.  Audit-related fees for 2021 and 2020 consist of services rendered in connection with the audit of the Company’s Retirement Savings 401(k) Plan.

Tax Fees. Tax fees for 2021 and 2020 consist of fees related to tax consulting services and evaluations of the Company’s tax benefits, including net operating loss carryovers, under Internal Revenue Code Section 382.

The Audit Committee has determined that the services described above were compatible with maintaining Moss Adams’ audit independence.

Pre-Approval Policy for Services

Under its charter, the Audit Committee is required to pre-approve all audit (including the annual audit engagement letter with the independent registered public accounting firm) and permitted non-audit services (including the fees and terms thereof) provided to the Company by the Company’s independent registered public accounting firm, subject to the de minimis exception for non-audit services as described in the Exchange Act. The Audit Committee consults with management with respect to pre-approval, including whether the provision of permitted non-audit services is compatible with maintaining the registered public accounting firm’s independence, and may not delegate these responsibilities to management. The Audit Committee may delegate to any member or members of the Audit Committee the power to grant any pre-approval, provided that the pre-approval is reported to the Audit Committee at the next scheduled Audit Committee meeting.

Each member of the Audit Committee has the authority to approve fees for services by the Company’s independent registered public accounting firm of up to $50,000. Any approved fees may be exceeded by no more than 20% of the approved amount without seeking further approval, even if the total amount of those fees, including the excess, exceeds $50,000. This authority is delegated first to Mr. Kaplan, then in the following order to Ms. Thompson, Mr. Galbato and Mr. Carpenter. Any approval by a member of the Audit Committee is required to be reported to the Audit Committee at the next regularly scheduled meeting of the Audit Committee. All fees for services provided by Moss Adams during 2021 and 2020, respectively, were approved by the Audit Committee.

From time to time, the Audit Committee pre-approves fees and services up to a maximum amount for future services relating to recurring tax matters and securities filings.

Audit Committee Report

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to those rules and regulations, this Audit Committee Report is not to be deemed “soliciting materials” or “filed” with the SEC, subject to Regulation 14A or 14C of the Exchange Act or subject to the liabilities of Section 18 of the Exchange Act. This Audit Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act except to the extent that AutoWeb specifically incorporates this information by reference.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2021, with the management of the Company. The Audit Committee has discussed with Moss Adams the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from Moss Adams required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Moss Adams the independent accountant’s independence.

Based on the foregoing review and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not employed by AutoWeb for accounting, financial management or internal control purposes. Members of the Audit Committee relied, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide any basis, other than the review and discussions with management and the independent auditors referred to above, to determine that management has maintained appropriate accounting and financial reporting principles and policies or internal controls over financial reporting and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of AutoWeb’s financial statements has been carried out in accordance with the standards of the PCAOB or that AutoWeb’s auditors are in fact “independent.”

The Audit Committee

Mark N. Kaplan, Chairman
Michael A. Carpenter
Chan W. Galbato
Janet M. Thompson

EXECUTIVE COMPENSATION

Named Executive Officers Compensation Narrative

For 2021, the Company’s named executive officers are:

●	Jared R. Rowe, President and Chief Executive Officer
●	Daniel R. Ingle, Executive Vice President, Chief Operating Officer
●	Glenn E. Fuller, Executive Vice President, Chief Legal Officer and Secretary

The names, ages and backgrounds of the Company’s current executive officers are included in the section of this Proxy Statement entitled “EXECUTIVE OFFICERS.”

General Compensation Philosophy and Objectives. The role of the Compensation Committee is to determine, or recommend to the Board for determination, the salaries and other compensation of the Company’s executive officers and any other officer who reports directly to the Chief Executive Officer, and to make grants under, and to administer, the stock option, restricted stock and other employee equity and incentive compensation plans.

To promote responsible compensation practices:

●	The Compensation Committee directly engaged an independent compensation consultant (see “Compensation Consultant”);
●

The Company’s 2018 Equity Incentive Plan prohibits repricing of option and stock appreciation rights (except for certain adjustments upon changes in capitalization or control) without stockholder approval; and

●

The Company’s securities trading policy generally precludes executive officers from engaging in transactions involving put or call options, short sales and buying or holding Common Stock on margin. All trades by executive officers must be pre-cleared with the Company’s Chief Legal Officer.

The Company’s compensation philosophy for executive officers is to align compensation with corporate performance and efforts to increase stockholder value, while providing a total compensation opportunity that is broadly competitive and enables the Company to attract, motivate, reward and retain key executives and employees. The Company does not target specific compensation percentiles. Nevertheless, the 2021 total direct compensation value disclosed in the Summary Compensation Table for this proxy was below the median of peers reviewed in 2019 for all named executive officers (peer group discussed further below). Each executive officer’s compensation package is typically comprised of the following three elements:

●

Base annual salary that is designed primarily to reflect individual responsibilities and personal experience and to compare with similar roles at the Company and at technology and online marketing companies that are of comparable size to the Company and with which the Company competes for executive personnel;

●

Annual variable performance awards, such as incentive compensation, payable in cash, stock options or shares of stock to reward executive officers for the achievement of pre-established Company financial performance goals; and

●

Long-term, equity-based incentive awards to strengthen the mutuality of interests between the executive officers and the Company’s stockholders, reward executive officers for increasing stockholder value, and retain executive officers through continued service requirements.

Additionally, the Company’s executive officers are typically entitled to severance payments in the event of termination of employment without cause or by the executive officer for good reason and other benefits and perquisites that are discussed below.

Compensation decisions are designed to promote the Company’s business objectives and strategy and enable the Company to attract, retain and motivate qualified executive officers who are able to contribute to the Company’s long-term success. Among the factors considered by the Company in determining executive officer compensation are the ability to recruit individuals with the necessary talents and the need to retain and motivate the Company’s executive officers. The Company considers the competitive market for executives in setting each element of compensation indicated above. However, the Company does not attempt to set each compensation element for each executive within a particular range related to levels provided by comparable companies. Rather, the Company uses market comparisons as one factor in making compensation decisions. The Company also considers other factors in making executive compensation decisions, including local market forces, individual contribution and performance, management skills, internal pay equity, the undertaking of new roles and responsibilities, importance of the executive’s role and responsibilities to the Company’s future success and the executive’s experience, including prior work experience, length of service to the Company, leadership and growth potential.

Under the Company’s compensation structure, the mix of base annual salary, annual variable performance awards, and long-term, equity-based incentive awards varies depending upon level of responsibility and experience. In allocating compensation among these elements, the Company believes that the compensation of members of senior management who have the greatest ability to influence the Company’s performance should have a greater proportion of their compensation based on Company performance than lower levels of management. There is, however, no pre-established policy for the allocation between either cash and non-cash or short-term and long-term compensation. The mix of compensation determined by the Company is between base annual salary compensation and incentive compensation. Long-term, equity-based compensation is determined separately and may or may not be awarded every year in the discretion of the Compensation Committee.

Base Annual Salary. The objective of base annual salary is to secure the services of the Company’s executive officers and reflect job responsibilities, individual performance, market competitiveness, the value of such services to the Company’s business, and the size of the Company’s business. Salaries for executive officers are generally determined on an individual basis by evaluating each executive officer’s scope of responsibility, performance, prior experience, and salary history, as well as, competitive market information. The Compensation Committee also considers the recommendations of the Chief Executive Officer (except in the case of the Chief Executive Officer’s own compensation). The Chief Executive Officer is not present during any voting or deliberations by the Compensation Committee or the Board with respect to the Chief Executive Officer’s compensation. The Compensation Committee may, in its discretion, elect to recommend an executive officer’s base annual salary to the Board for approval, particularly in the case of awards to the Company’s Chief Executive Officer.

Annual Non-Equity-Based Incentive Compensation, Retention and Discretionary Awards. The Company’s compensation structure provides for the opportunity for executive officers to be awarded annual incentive compensation pursuant to incentive compensation plans established each year (“Annual Incentive Compensation Plans”). Annual Incentive Compensation Plans are generally performance-based, and all awards are ultimately made at the sole discretion of the Compensation Committee. The objective of the annual incentive compensation awards under these plans is to enhance retention and motivate individuals to achieve specific goals established by the Compensation Committee. These goals may consist of any or all of the following:

●	Company-wide performance goals;
●	Individual contributions to the Company’s overall financial and operating performance;
●	Specific individual goals that are intended to advance the Company’s business and create long-term stockholder value;
●	Level of achievement of Company initiatives and projects that may arise during the year;
●	Overall individual performance; or
●	Other factors deemed relevant to the Company’s overall financial and operating performance, including market and competitive factors.

The Compensation Committee from time to time also considers various other discretionary, retention or incentive compensation alternatives for the Company’s executive officers, including discretionary awards for completion of special projects (including acquisition and disposition transactions).

The Compensation Committee establishes a target annual incentive compensation award opportunity for each executive officer based on a percentage of base annual salary. The Compensation Committee establishes target award opportunities for executive officers after reviewing survey data provided by the Company’s Independent Compensation Consultant (described below), and, in the case of executive officers other than the Chief Executive Officer, input from the Chief Executive Officer. The Company believes this is a meaningful incentive to achieve the incentive compensation goals and an appropriate and reasonable allocation to performance-based annual cash incentive compensation to motivate executive officers.

Typically, the Compensation Committee, with the participation of the Chief Executive Officer, sets compensation performance goals for the Company for the year. Unless specific individual performance goals are established, the target annual incentive compensation award opportunity for executive officers has typically been based upon the attainment of Company-wide performance goals set forth in the Company’s annual operating plan approved by the Board, which reflects the Company’s belief that executive officers are accountable for the Company’s overall operating performance. If the Compensation Committee elects to allocate any portion of an executive officer’s target annual incentive compensation award opportunity to specific individual performance goals, the Compensation Committee sets the individual performance goals for the Chief Executive Officer, and the Chief Executive Officer, after consultation with the Compensation Committee, sets the specific individual performance goals for the other executive officers. If specific individual performance goals are established, a percentage allocation between Company-wide business objectives and individual performance goals is determined that the Company believes is an appropriate and reasonable allocation that aligns the annual incentive compensation of executive officers with individual performance. The individual performance goals are based on, and reflect, each individual’s responsibilities and, to the extent applicable, contribution to revenue, and may at times include such factors as leadership, teamwork, growth initiatives and other activities that are considered important to contributing to the long-term performance of the Company.

For Company-wide goals, the Compensation Committee may adopt a formula that establishes an award payout range based on the level of performance attained, with a minimum below which no payment is made and a maximum beyond which no additional incentive compensation is paid. In determining the extent to which the Company-wide performance goals are met for a given period, the Compensation Committee exercises its judgment whether to reflect or exclude specific circumstances that the Company experienced during the year as well as the impact of unusual or infrequently occurring events or other particular circumstances affecting the Company’s business, changes in accounting principles, acquisitions, dispositions, impairment of assets, restructuring charges and litigation costs and successes, and may also consider the relative risks in achieving the goals reflected in the Company’s annual operating plan.

The Compensation Committee approves all target annual incentive compensation opportunities for executive officers and stock option and other equity-based awards, subject to limited delegation to the Non-Executive Stock Option Committee, which consists of the Company’s Chief Executive Officer, for stock option grants to non-executive officers. Generally, the Compensation Committee approves stock option grants to newly hired employees who are executive officers prior to the date of commencement of employment, with the employment commencement date as the grant date. The Compensation Committee may, in its discretion, elect to recommend an executive officer’s non-equity incentive award terms and payouts to the Board for approval, particularly in the case of awards and payouts to the Company’s Chief Executive Officer.

Long-Term, Equity-Based Incentive Awards. Equity-based compensation in the form of stock options or restricted stock awards are provided to link the interests of executive officers with the long-term interests of the Company’s stockholders, support a pay-for-performance culture, foster employee stock ownership, focus the management team on increasing value for the stockholders and to encourage executive officers to remain in the Company’s employ. In addition, stock options and restricted stock awards help to provide a long-term balance to the overall compensation program. While cash bonus payments are focused on short-term performance, the multi-year vesting schedule of stock options and the forfeiture restrictions on restricted stock awards create incentives for increases in stockholder value over a longer term.

The Company grants stock options that are performance-based, service-based or a combination of the two. Although the Company views all stock options as performance-based because they require the stock price to increase in order for the recipient to realize value from the stock options, the Company has granted stock options subject to vesting based on levels of achievement of specified Company goals that encourage preservation and enhancement of stockholder value. Service-based vesting also encourages executive retention. Restricted stock that is subject to forfeiture in the event an executive officer leaves the Company prior to the lapse of the forfeiture restrictions provides similar retention and long-term motivational effects. The Company views restricted stock as providing employment retention incentives and an incentive to increase stock values because they become more valuable as the price of Common Stock increases.

The level of long-term incentive compensation is determined based on an evaluation of competitive factors, the position and level of responsibility of each executive officer, the Company’s belief that stock options should be a significant part of the total mix of executive officer compensation and the goals of the compensation objectives described above. Options are granted with exercise prices of not less than the closing price of the Company’s stock on the date of grant. Depending on the circumstances, in establishing grant levels, the Company may consider the equity ownership levels of the recipients and exercise prices of existing grants or prior grants that are fully or partially vested. The Company does not have a policy requiring executive officers or directors to hold shares acquired following stock option exercise or restricted stock vesting for any additional length of time, unless the shares are specifically subject to a resale restriction, and there are no ownership guidelines for executives or directors, as this is not viewed as competitive for a public company of AutoWeb’s size.

The Company typically awards stock options or restricted stock to executive officers upon first joining the Company, promotion to more senior executive positions and annually, with approximately mid-year supplemental annual award adjustments made in some years. At the discretion of the Compensation Committee, executive officers may also be granted stock options or restricted stock awards based upon completion of special projects (including acquisition or disposition transactions) or to provide greater incentives to continue their employment with the Company and to strive to increase the value of the Common Stock. The number of shares subject to each stock option granted or restricted stock awarded to executive officers is within the discretion of the Compensation Committee and is based on anticipated future contributions and ability to impact the Company’s results, past performance or consistency within the officer’s internal pay level. The Compensation Committee considers these factors, as well as applicable contractual requirements, the value of long-term equity incentive grants, the compensation expense associated with awards, leverage and stockholder dilution. Stock option grants expire no later than seven years from the date of grant. Stock options and restricted stock awards generally vest and become exercisable over a three-year period, and the vesting of stock options and lapsing of forfeiture restrictions for restricted stock awards typically accelerate upon (i) a termination of employment without cause by the Company or for good reason by the executive officer; or (ii) a change in control of the Company, which may or may not be coupled with a termination of employment by the Company without cause or by the executive officer for good reason, or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the options were granted or the applicable option award agreement. Equity awards may also provide for full or limited acceleration of vesting upon the death or disability of the award recipient.

The Compensation Committee approves all stock option and other equity-based awards, subject to limited delegation to the Non-Executive Stock Option Committee, which consists of the Company’s Chief Executive Officer, for stock option grants to non-executive officers. Generally, the Compensation Committee approves stock option grants to newly hired employees who are executive officers prior to the date of commencement of employment, with the employment commencement date as the grant date. The Compensation Committee may, in its discretion, elect to recommend an executive officer’s stock option and other equity-based awards to the Board for approval, particularly in the case of awards to the Company’s Chief Executive Officer.

Stockholder Approval of Executive Compensation.  At the Company’s 2021 Annual Meeting of Stockholders (“2021 Annual Meeting”), the stockholders voted on an advisory proposal regarding approval of the compensation paid to the Company’s named executive officers. The Compensation Committee considered that approximately 78% of the shares present at the 2021 Annual Meeting and entitled to vote on the proposal were voted in favor of approval of the proposal. The Company values stockholders’ opinions and will consider the outcome of the Company’s say-on-pay proposals when making future executive compensation decisions regarding the Company’s named executive officers. In addition, at the 2019 Annual Meeting of Stockholder, the stockholders voted on an advisory basis with respect to the frequency of future advisory votes to approve the compensation of the Company’s named executive officers. Approximately 81% of the votes cast on this proposal were cast for a frequency of every two years. In light of this vote, the Board determined that it would present to stockholders a proposal for an advisory say-on-pay proposal every two years, which proposal will be presented to stockholders at the 2023 Annual Meeting of Stockholders and is not being presented to stockholders as a ballot item for the 2022 Annual Meeting.

Compensation Consultant.  The Compensation Committee may, from time to time, directly retain the services of independent consultants and other experts to assist the Compensation Committee in connection with executive compensation matters. During 2021, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc., a national executive compensation consulting firm (“Independent Compensation Consultant”), to provide market data and to review and provide recommendations regarding the Company’s executive compensation programs and compensation of the non-management members of the Board and its committees. The Independent Compensation Consultant performs services solely on behalf of the Compensation Committee and has no relationship with the Company’s management except as it may relate to the Independent Compensation Consultant’s performance of its services for the Compensation Committee. The Company’s executive officers did not participate in the selection of the Independent Compensation Consultant.  Periodically, the Company’s Chief Executive Officer seeks input from the Independent Compensation Consultant on compensation matters relating to named executive officers other than the Chief Executive Officer in providing information to the Compensation Committee regarding executive compensation matters. These inquiries relating to named executive officer compensation occur with the advance knowledge of the Compensation Committee chairperson. The Compensation Committee has concluded that the Independent Compensation Consultant is independent and that no conflict of interest exists that would prevent the Independent Compensation Consultant from independently advising the Compensation Committee.

2021 Compensation Decisions.  For 2021, the Compensation Committee determined the compensation of the Company’s 2021 named executive officers in accordance with the general compensation philosophy and objectives described above and factors described below.

Compensation Reviews and Peer Group. In August 2019, the Compensation Committee consulted with the Independent Compensation Consultant, which conducted an independent review of the Company’s executive compensation program on behalf of the Compensation Committee (“2019 Executive Compensation Review”) to provide a competitive reference on pay levels and performance alignment. The 2019 Executive Compensation Review used a peer group, proposed by the Independent Compensation Consultant and approved by the Compensation Committee in June 2019, with industry- and size-appropriate companies that were mostly based in high cost of living locations (e.g., Boston, New York, Seattle and northern California) similar to the Company’s location in Orange County, California to reflect local labor market and cost of living. The peer group used for the 2019 Executive Compensation Review (“2019 Peer Group”) consisted of the following 18 U.S. based, publicly-traded, internet technology, marketing services, and automotive industry broadly similar to the Company, with an approximate range of $56 million to $358 million in revenue and market capitalizations below $1.116 billion at the time: Brightcove, Care.com, ChannelAdvisor, DHI Group, Ideanomics, Leaf Group, Limelight Networks, Marchex, Rubicon Project, Seachange Int’l, Support.com, TechTarget, Telaria, Telenav, Travelzoo, TrueCar, U.S. Auto Parts, and Zix Corp.

Market comparisons were provided for the Company’s executive officers covering base salaries; annual incentives (levels and plan design); long-term incentive grant values, awards, types and mix; and total direct compensation. The Compensation Committee reviewed market pay and relative performance data from the 2019 Peer Group. At the time, AutoWeb’s estimated 2019 revenue approximated the peer group median and the Company’s market capitalization value approximated the 25th percentile of the peer group. Further, the Company’s GAAP operating income was in the 25th percentile for the peer group. The Company does not target a particular benchmark level for the pay and performance.

The Compensation Committee, in consultation with the Independent Compensation Consultant, considered the base salary, incentive compensation, and equity-based compensation information contained in the 2019 Executive Compensation Review in connection with the Committee’s decisions regarding base salaries, incentive compensation and equity-based awards to the named executive officers during and with respect to 2021. The 2021 total direct compensation value disclosed in the Summary Compensation Table for all named executive officers was below the median of values provided by the peers reviewed in 2019.

2021 Base Annual Salary.  In February 2021, the Compensation Committee considered and approved an increase in Mr. Ingle’s base annual salary in recognition of his performance, expansion of duties and the lack of an increase in his base annual salary since his hiring. After consultation with the Independent Compensation Consultant, the Committee approved a 5% increase in Mr. Ingle’s base annual from $380,016 to $400,016.The Compensation Committee did not consider any changes in the base annual salaries for Messrs. Rowe or Fuller for 2021 compared to their 2020 base annual salaries.

2021 Annual Incentive Compensation Plan Awards.  The 2021 Annual Incentive Compensation Plan (“2021 Incentive Plan”) allowed for annual discretionary cash incentive compensation awards for Company personnel selected to participate in the 2021 Incentive Plan. The annual incentive compensation award opportunities under the 2021 Incentive Plan for Messrs. Rowe, Ingle and Fuller under the 2021 Incentive Plan were 100%, 65% and 70%, respectively.

A factor that the Compensation Committee considers in determining award payouts under the 2021 Incentive Plan for each of the 2021 named executive officers is the percentage achievement of the Company-wide 2021 Incentive Plan revenue performance goal (“2021 Revenue Goal”) and 2021 Incentive Plan adjusted EBITDA (defined as (i) GAAP net income before interest, taxes, depreciation, amortization, non-cash stock-based compensation, non-cash gains or losses, and other extraordinary items) performance goal (“2021 Non-GAAP Adjusted EBITDA Goal”) compared to the corresponding percentage on a sliding award payout scale (“2021 Award Opportunity Scale”) that (i) in the case of the 2021 Revenue Goal, reduced award payout opportunities by 10% for every 1% that achievement fell below the 2021 Revenue Goal (with no award payout opportunity at or below 90% achievement of the 2021 Revenue Goal) and increased award payout opportunities by 10% for every 1% that achievement exceeded the 2021 Revenue Goal (with the payout award opportunity capped at 200%); and (ii) in the case of the 2021 Non-GAAP Adjusted EBITDA Goal, reduced award payout opportunities by 5% for every 1% that achievement fell below the 2021 Non-GAAP Adjusted EBITDA Goal (with no award payout opportunity at or below 80% achievement of the 2021 Non-GAAP Adjusted EBITDA Goal) and increased award payout opportunities by 5% for every 1% that achievement exceeded the 2021 Non-GAAP Adjusted EBITDA Goal (with the payout award opportunity capped at 200%). The sum of the weighted percentages derived from the 2021 Award Opportunity Scale for the 2021 Revenue Goal and the 2021 Non-GAAP Adjusted EBITDA Goal is considered for each named executive officer’s target annual incentive compensation award opportunity in the determination of a named executive officer’s 2021 award payout under the 2021 Incentive Plan. The Compensation Committee set the Company’s 2021 Revenue Goal at $75.0 million and the Non-GAAP Adjusted EBITDA Goal at to ($1.6 million), both goals based on the Company’s 2021 Annual Operating Plan (“2021 AOP”) approved by the Board.

In determining the amount of award payouts, if any, under the 2021 Incentive Plan, the 2021 Incentive Plan provides that Compensation Committee may consider the following factors:

●	Level of achievement of the 2021 Revenue Goal and 2021 Non-GAAP Adjusted EBITDA Goal.
●	Contributions of individual 2021 Incentive Plan participants to the Company’s overall financial and operating performance.
●	Level of achievement of individual goals that may be established for Plan participants.
●	Level of achievement of Company initiatives and projects that may arise during the year.
●	Evaluation of a participant’s overall performance during the year.
●	Other factors deemed relevant to the Company’s overall financial and operating performance, including market and competitive factors.

In making its determination of the amount of award payouts, if any, under the 2021 Incentive Plan, the Compensation Committee considered the following factors:

●	That the Company achieved 50% of the 2021 Revenue Goal and 40% of the 2021 Adjusted EBITDA Goal. These were below the thresholds for formulaic funding.
●

The need to retain and engage Company personnel for stability and business continuity and to avoid recruiting costs associated with potential personnel resignations and difficulty in recruiting potential employees as a result of the current labor market and the potential for strategic transactions, which could result in a change in control or reorganization of the Company’s operations and personnel.

●	Preserve the investment in, and motivation of, members of senior management.
●	The Company’s cash and liquidity position.
●

The efforts by Company personnel in navigating challenges presented by the COVID-19 pandemic and its continuing adverse impact on the Company specifically, and on the automotive industry as a whole, including the computer chip shortages and other supply chain disruptions that have resulted in inventory shortages of new vehicles and a reduction in Seasonally Adjusted Annual Rate of vehicle sales.

●	Consultation with the Independent Compensation Consultant by the Chair of the Compensation Committee regarding the proposed payouts to the Company’s senior officers.

Based upon its evaluation, the Compensation Committee determined that award payouts under the 2021 Incentive Compensation Plan to the named executive officers would consist of a base award payout equal to 25% of their full target payout percentage. As a result, the Compensation Committee approved base award payouts under the 2021 Incentive Plan to Messrs. Rowe, Ingle and Fuller of $137,500, $65,000, and $61,294, respectively. The Board approved the base award payout to Mr. Rowe upon the recommendation of the Compensation Committee.

2021 Long-Term, Equity-Based Incentive Awards. In the first quarter of 2021, the Compensation Committee considered the granting of equity-based incentive awards to the named executive officers.

After considering the Chief Executive Officer’s recommendation for grants to named executive officers other than himself, and after consultation with the Independent Compensation Consultant, the Compensation Committee approved the grants of 100,000 and 75,000 stock options, respectively, to Messrs. Ingle and Fuller, at an exercise price of $2.57 per share. The exercise price for these stock option grants was the closing price for the Common Stock on The Nasdaq Capital Market as of the February 26, 2021 grant date. After consultation with the Independent Compensation Consultant, the Compensation Committee also approved and recommended to the Board for approval, which the Board approved, the grant of 200,000 stock options to Mr. Rowe at an exercise price of $2.66 per share. The exercise price for these stock option grants was the closing price for the Common Stock on The Nasdaq Capital Market as of the March 3, 2021 grant date. These stock options vest one-third on the first anniversary of the grant date, with the remaining two-thirds vesting ratably over 24 months thereafter and expire seven years from the date of grant. The vesting of these stock options will accelerate upon the occurrence of certain events as provided in the applicable plan pursuant to which the stock options were granted or the applicable stock option award agreement, including (i) upon termination of the named executive officer’s employment with the Company without cause or by the named executive officer for good reason; and (ii) upon a change in control of AutoWeb if such change in control is coupled with a termination of the named executive officer’s employment without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options. For additional information concerning the change in control provisions of the above stock option awards, see the section of this Proxy Statement below entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change in Control.”

In addition to the foregoing grant of stock options, after considering the Chief Executive Officer’s recommendation for awards to named executive officers other than himself, and after consultation with the Independent Compensation Consultant, the Compensation Committee approved the award of 45,000 shares of restricted stock (“RSA’s”) to each of Messrs. Ingle and Fuller. After consultation with the Independent Compensation Consultant, the Compensation Committee also approved and recommended to the Board for approval, which the Board approved, the award of 85,000 RSA’s Mr. Rowe. Upon termination of the award recipient’s employment by the Company for cause or by the recipient without good reason, the RSA’s still subject to the forfeiture restrictions at that time shall be forfeited and cancelled. The forfeiture restrictions on these RSA’s lapse with respect to thirty-three and one-third percent (33-1/3%) of the shares underlying RSA’s on each anniversary of the award date, commencing with the first anniversary of the award date and ending on the third anniversary of the award date. The lapsing of the forfeiture restrictions for these RSA’s will accelerate upon the occurrence of certain events as provided in the applicable plan pursuant to which the RSA’s were granted or the applicable restricted stock award agreement, including (i) upon termination of the named executive officer’s employment with the Company without cause or by the named executive officer for good reason; and (ii) upon a change in control of AutoWeb if such change in control is coupled with a termination of the named executive officer’s employment without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options. For additional information concerning the change in control provisions of the above stock option awards, see the section of this Proxy Statement below entitled “EXECUTIVE COMPENSATION – Potential Payments Upon Termination or Change in Control.”

In deciding to make the foregoing equity-based awards, the Compensation Committee consulted with the Independent Compensation Consultant and considered the Chief Executive Officer’s recommendations as to named executive officers other than himself. The Committee also considered the following factors in determining what, if any, equity-based awards should be made to the named executive officers:

●	That the Company did not meet the 2020 Revenue Goal or the 2020 Adjusted EBITDA Goal for the Company’s 2020 Equity Incentive Plan.
●

The significant operational progress during unprecedented challenges of managing the early 2020 malware attack and Covid-19 impacts, such as growing retail click participation by 6.5% YOY, improving average CPL by19.2% YOY, and improving technology delivery quality and velocity.

●

Financial improvements including reducing operating expense 46.2% from 2018 to 2020, improving margin efficiency from1 9.3% in 2018 to 30.9% in 2020, and turning Adjusted EBITDA and cash flow positive for the back half of 2020.

●

The need to retain and engage Company personnel for stability and business continuity and to avoid recruiting costs associated with potential personnel resignations and difficulty in recruiting potential employees as a result of 0% award pay outs.

●	Elect a one-time compensation incentive payout over broad-based compensation adjustments to contain continued head count expense.
●	Preserve the investment in, and motivation of, members of senior management.
●	That fact that there were no annual cash incentive compensation awards made to members of senior management in 2020 with respect to the Company’s 2019 Annual Incentive Compensation Plan.
●	Base pay for members of senior management was temporarily adjusted down in Q2 2020 as part of the Company pandemic-related expense savings effort.
●	2019-2020 stock option grants to members of senior management are largely underwater.
●	That the payouts to the named executive officers under the Company’s 2020 Annual Incentive Compensation Plan were only 45% of their full target payout percentage.

The foregoing 2021 long-term equity-based incentive awards reflected the Compensation Committee’s belief that equity-based incentive compensation in the form of stock options and restricted stock link the interests of named executive officers with the long-term interests of the Company’s stockholders, supports a pay-for-performance culture, fosters stock ownership by named executive officers, focuses the management team on increasing value for the stockholders, and encourages named executive officers to remain in the Company’s employ. Stock options require the Company’s share price to increase after the grant in order to provide value to the executive, consistent with the Company strategic turnaround and transformation efforts. The Company views stock options as inherently performance-based and aligned with creating value for stockholders. Decreases or increases in the stock price since the applicable awards of RSA’s is viewed by the Company as a pay-for-performance outcome that is aligned with stockholder return.

Severance and Change in Control Terms.  The Company has entered into agreements with the named executive officers that provide for severance benefits, including continuation of monthly salary or lump sum cash payments and continuation of health and welfare benefits for specified periods of time, upon termination of the named executive officer’s employment with the Company by the Company without cause or by the named executive officer for good reason. In addition, the vesting of stock options and restricted stock awarded to the named executive officers may accelerate upon the occurrence of various events, including (i) termination of the named executive officer’s employment by the Company without cause or by the named executive officer with good reason; and (ii) upon a change in control of AutoWeb if such change in control is coupled with a termination of the named executive officer’s employment without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options; provided, however, that in the case of the inducement options granted to Mr. Rowe in connection with the commencement of his employment, a termination of employment in connection with a change in control is not required for the acceleration of the vesting of any such unvested inducement options. The arrangements are designed as a recruiting and retention mechanism to assist the Company in providing adequate employment security to compete for highly qualified executive officers and induce them to invest themselves in a career with the Company, to assist in retention of the Company’s executive officers during the uncertainty that might accompany any possible change in control, and to offset any motivation executive officers might otherwise have to resist a change in control that could result in loss of their employment.  Information regarding applicable terms of the foregoing severance arrangements for the Company’s named executive officers is provided below under the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION –Potential Payments Upon Termination or Change in Control.”

Benefits and Perquisites.  Except as discussed below, executive officers typically participate in employee benefit plans that are generally available to all employees on the same terms.

All employees have company-provided life insurance with a death benefit of one-time the employee’s annual salary, capped at $300,000.

All employees above the senior manager level are provided with enhanced supplemental short and long-term disability insurance by the Company in addition to the Company’s standard short- and long-term disability insurance in order to attract and retain these employees. For executive officers who qualify for the coverage, the Company also provides an additional supplemental long-term disability plan that offers a benefit of up to 75% of the executive’s base annual salary, up to a maximum benefit of $5,000 per month. The benefit begins 90 calendar days after the onset of the disability and may continue up to age 65.

During the term of Mr. Rowe’s employment agreement, as amended, Mr. Rowe receives a monthly travel and housing accommodation in the amount of $15,000. In the event Mr. Rowe elects to relocate to the Tampa, Florida area, this monthly travel and housing accommodation will cease, and the Company will pay actual moving costs and actual sales brokerage fees incurred for the sale of his personal residence. This moving and relocation assistance is not to exceed $200,000 in the aggregate.

Tax Implications

IRC Section 162(m).  In general, Section 162(m) disallows a tax deduction for the compensation paid in any tax year in excess of $1.0 million to certain executives of publicly-held companies. The $1.0 million limitation applies per executive per year and only to the compensation paid to the chief executive officer and to each of the next three most highly compensated officers other than the chief financial officer (for years commencing before 2018). In December 2017, Congress enacted Public Law No. 115-97, commonly referred to as the “Tax Cuts and Jobs Act” (“TCJA”), which, among other things, eliminated the “performance-based compensation” exemption from Section 162(m) of the Internal Revenue Code (“IRC”), effective for tax years beginning after December 31, 2017, such that compensation paid to the Company’s executives subject to Section 162(m) in excess of $1.0 million will not be deductible unless the compensation qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. In addition, the TCJA now includes the chief financial officer in the group of officers subject to the limitation. Moreover, the enactment of Public Law No. 117-2, commonly known as the American Rescue Plan Act of 2021, has further expanded the scope to include the five most highly compensated employees, for tax years beginning after 2026. The Company cannot give any assurance that any incentive awards outstanding after December 31, 2017 that the Compensation Committee intended to satisfy the Section 162(m) “performance-based compensation” exemption requirements will in fact do so because of uncertainties regarding the application and interpretation of Section 162(m) of the IRC, including the uncertain scope of the abovementioned transition relief.

The Compensation Committee believes that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs even when those programs could result in certain non-deductible compensation expenses.  Therefore, the Compensation Committee has from time to time approved elements of compensation for certain covered officers that may not be fully deductible.  In addition, although some amounts recorded as compensation by the Company to certain of the Company’s executive officers may be limited by Section 162(m), that limitation currently is not expected to result in the current payment of increased federal income taxes by the Company due to the Company’s significant net operating loss carry forwards.

IRC Sections 280G and 4999.  The Compensation Committee has considered the potential impact of Sections 280G and 4999 of the IRC in structuring the compensation and severance packages for the Company’s executives. Section 280G disallows a tax deduction by the payor for “excess parachute payments” made to executives, and Section 4999 imposes a 20% non-deductible excise tax on the executive receiving an excess parachute payment. In general, a parachute payment to an executive is a payment to the executive in the nature of compensation that is contingent on a change in control of the Company and that exceeds three times the executive’s “base amount.” An executive’s base amount is generally the average compensation received by the executive from the Company during the five-year period preceding the change in control of the Company. An excess parachute payment is any amount over the portion of the base amount allocated to that parachute payment.

In general, it is the Compensation Committee’s policy to qualify its executives’ compensation for deductibility under applicable tax laws. The Compensation Committee believes, however, that stockholder interests are best served by not restricting its discretion and flexibility in crafting compensation programs even though those programs may result in certain non-deductible compensation expenses. Therefore, the Compensation Committee has from time-to-time approved elements of compensation for certain officers that may not be fully deductible and that provide for the Company to “gross up” the payment made to the executive to compensate the executive for the 20% excise tax, and the Compensation Committee reserves the right to do so in the future in appropriate circumstances. Currently, none of the Company’s executives have tax “gross up” provisions.

Summary Compensation

The table below and the accompanying footnotes summarize the compensation attributed for fiscal years 2021 and 2020, as applicable, to the named executive officers for the fiscal year ended December 31, 2021.

2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Jared R. Rowe	2021	550,000	—	226,100	373,597	137,500	183,605 (4)	1,471,047
President and Chief Executive	2020	508,750 (3)	—	—	—	247,500	152,251 (5)	908,501
Officer

Daniel R. Ingle	2021	395,016	—	115,650	180,385	65,003	3,381 (6)	759,707
Executive Vice President, Chief	2020	370,516 (3)	—	—	109,130	176,155	6,653 (7)	733,709
Operating Officer

Glenn E. Fuller	2021	350,250	—	115,650	153,806	61,294	3,950 (8)	685,222
Executive Vice President,	2020	341,494 (3)	—	—	19,377	135,329	4,222 (9)	500,421
Chief Legal Officer and Secretary

(1)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized. The dollar amount reported for stock awards and option awards is the aggregate grant date fair value of awards granted during the year calculated in accordance with FASB ASC Topic 718. See Note 9 of the “Notes to Consolidated Financial Statements” in Part IV, Item 15-Exhibits and Financial Statement Schedules of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which accompanies this Proxy Statement, for assumptions made in these valuations.

(2)

Represents amounts awarded under the Company’s Annual Non-Equity Incentive Compensation Plan. For information on the amounts earned in 2021, see the section of this Proxy Statement entitled “EXECUTIVE COMPENSATION – Named Executive Officers Compensation Narrative–2021 Compensation Decisions–2021 Annual Incentive Compensation Plan Awards.”

(3)

In light of the financial impact of the COVID-19 pandemic on the Company, Mr. Rowe voluntarily agreed to a temporary 30% reduction in his monthly base salary, and Messrs. Ingle and Fuller voluntarily agreed to temporary 10% reductions in their respective monthly base salary. These temporary reductions were in effect for the months of April, May and June 2020, and the reduction amounts would have been payable in the event a change in control of the Company occurred during 2020. The other elements of these executives’ compensation were unchanged.

(4)	Represents $180,000 for travel and housing accommodations and $3,605 for group term life and supplemental insurance benefits.
(5)

Represents $135,000 for travel and housing accommodations, $3,000 for 401(k) plan match, $3,851 for group term life and supplemental insurance benefits, and $10,400 in legal expenses paid on behalf of Mr. Rowe in connection with the negotiation of his employment agreement. In addition to the voluntary salary reduction described in Footnote 3 above, Mr. Rowe voluntarily agreed to forego temporarily his $15,000 per month travel and housing accommodation allowance for the same three-month period.

(6)	Represents $3,381 for group term life and supplemental insurance benefits.
(7)	Represents $3,000 for 401(k) plan match and $3,653 for group term life and supplemental insurance benefits.
(8)	Represents $3,950 for group term life and supplemental insurance benefits.

Outstanding Equity Awards at 2021 Year-End

The following table sets forth, for each of the named executive officers, information concerning outstanding stock option awards as of December 31, 2021.

2021 Outstanding Equity Awards at Fiscal Year-End Table

Name	Grant Date	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jared R. Rowe	03/03/21 (2)	—	200,000	—	2.66	03/03/28	—	—	—	—
	03/03/21 (4)	—	—	—	—	—	85,000	289,000	—	—
	08/06/19 (1)	—	—	185,000	3.17	08/06/26	—	—	—	—
	03/01/19 (2)	320,833	29,167	—	3.39	03/01/26	—	—	—	—
	04/12/18 (3)	1,000,000	—	—	3.26	04/12/25	—	—	—	—

Daniel R. Ingle	02/26/21 (2)	—	100,000	—	2.57	02/26/28	—	—	—	—
	02/26/21 (4)	—	—	—	—	—	45,000	153,000	—	—
	02/26/20 (2)	61,111	38,889	—	2.00	02/26/27	—	—	—	—
	08/06/19 (1)	—	—	100,000	3.17	08/06/26	—	—	—	—
	03/01/19 (2)	75,625	6,875	—	3.39	03/01/26	—	—	—	—
	01/06/19 (2)	160,417	4,583	—	3.53	01/16/26	—	—	—	—

Glenn E. Fuller	08/25/21 (2)	—	10,000	—	2.63	08/05/28	—	—	—	—
	02/26/21 (2)	—	75,000	—	2.57	02/26/28	—	—	—	—
	02/26/21 (4)	—	—	—	—	—	45,000	153,000	—	—
	02/26/20 (2)	45,833	29,167	—	2.00	02/26/27	—	—	—	—
	08/06/19 (1)	—	—	35,000	3.17	08/06/26	—	—	—	—
	03/01/19 (2)	50,417	4,583	—	3.39	03/01/26	—	—	—	—
	04/12/18 (2)	125,000	—	—	3.26	04/12/25	—	—	—	—
	01/26/17 (2)	25,000	—	—	13.81	01/26/24	—	—	—	—
	07/15/16 (2)	30,000	—	—	14.41	07/15/23	—	—	—	—
	01/21/16 (2)	22,000	—	—	17.09	01/21/23	—	—	—	—
	05/18/15 (2)	8,000	—	—	13.22	05/18/22	—	—	—	—
	01/23/15 (2)	20,000	—	—	10.20	01/23/22	—	—	—	—

(1)

The options granted are subject to the satisfaction of the following service-based and performance-based vesting conditions: (i) one-third of the stock options granted vest on the first anniversary following the grant date, and the remaining two-thirds vesting ratably over 24 months thereafter; and (ii) the August 2019 Options Stock Closing Price Vesting Condition. The vesting of these stock options will accelerate upon (i) a termination of employment without cause by the Company or for good reason by the named executive officer; or (ii) a change in control of the Company if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the options were granted or the applicable option award agreement.

(2)

The options granted are subject to the following service-based vesting condition: one-third of the stock options granted vest on the first anniversary following the grant date, and the remaining two-thirds vesting ratably over 24 months thereafter. The vesting of these stock options will accelerate upon (i) a termination of employment without cause by the Company or for good reason by the named executive officer; or (ii) a change in control of the Company if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the options were granted or the applicable option award agreement.

(3)

Mr. Rowe was granted stock options to purchase 1,000,000 shares of Common Stock upon the commencement of his employment with the Company, which vest monthly in 36 monthly installments on the first day of each calendar month beginning on May 1, 2018.

(4)

The restricted stock awards granted are subject to the following forfeiture restrictions: one-third of the restricted shares (adjusted to avoid the vesting of fractional shares) shall lapse on each anniversary of the award date, commencing with the first anniversary of the award date and ending on the third anniversary of the award date.

Employment Agreements

The Company has entered into written employment agreements with the named executive officers. The employment of these executive officers is “at will” and not for a specified term. Under the terms of their respective agreements, each executive is entitled to all customary benefits afforded generally to executive officers of the Company, including any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages, any medical, dental, health and welfare plans or insurance coverages and any stock purchase programs that are approved in writing by the Board. The Company will pay or reimburse each of these executives for all reasonable business expenses incurred while employed by the Company. The employment agreements with these executive officers also provide for specified payments and continuation of benefits in the event of a termination of the executive officer’s employment with the Company by the Company without cause or by the executive officer for good reason, including any such termination in connection with a change in control of the Company. For a description of these termination and change in control provisions see the section of this Proxy Statement below entitled “Potential Payments Upon Termination or Change in Control.” Each of these employment agreements contains confidentiality and non-solicitation provisions that extend beyond termination of employment.

Jared R. Rowe. The Company and Mr. Rowe, the Company’s President and Chief Executive Officer, have entered into an employment agreement dated April 2018, as amended on August 26, 2019 (collectively, the “Rowe Employment Agreement”) pursuant to which Mr. Rowe is paid a base annual salary of $550,000, which may be increased in the discretion of the Board or the Compensation Committee. Mr. Rowe is also eligible to receive an annual incentive compensation opportunity targeted at 100% of his base annual salary based upon annual performance goals and achievement of those goals, as established and determined by the Board or the Compensation Committee.

Mr. Rowe also receives a monthly travel and housing accommodation in the amount of $15,000. In the event that Mr. Rowe elects to relocate to the Tampa, Florida area, this monthly travel and housing accommodation will cease, and the Company will pay actual moving costs and actual sales brokerage fees incurred for the sale of his personal residence. This moving and relocation assistance is not to exceed $200,000 in the aggregate.

Daniel R. Ingle. The Company and Mr. Ingle entered into an employment agreement dated as of January 16, 2019, in connection with his joining the Company as the Company’s Executive Vice President, Chief Operating Officer. In addition, the Company and Mr. Ingle have entered into an Amended and Restated Severance Benefits Agreement dated March 3, 2021. Mr. Ingle’s current base annual salary is $400,016. Mr. Ingle is also eligible to receive an annual incentive compensation opportunity targeted at 65% of his base annual salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

Glenn E. Fuller. The Company and Mr. Fuller entered into an employment agreement dated as of October 10, 2006, in connection with his joining the Company as the Company’s Vice President, Legal Affairs, which agreement has been amended at various dates in connection with Mr. Fuller’s various promotions within the Company and compensation adjustments. In addition, the Company and Mr. Fuller have entered into a Third Amended and Restated Severance Agreement dated as of March 3, 2021. Mr. Fuller’s current base annual salary is $350,250. Mr. Fuller is also eligible to receive an annual incentive compensation opportunity targeted at 70% of his base annual salary based upon annual performance goals and the achievement of those goals, as established and determined by the Compensation Committee.

Potential Payments Upon Termination or Change in Control

Payments and other benefits payable upon various termination and change in control situations are set out as if the conditions for payments had occurred and the terminations or change in control took place on December 31, 2021. The amounts set forth in the table below are estimates of the amounts which would have been paid out to each named executive officer listed in the table upon termination of employment or change in control of the Company based on compensation and agreements in effect for the year ended December 31, 2021. The actual amounts to be paid out can be determined only at the time of such named executive officer’s separation from the Company or change in control event. In addition, it is possible that the Company and the executive may hereafter agree to payments and other benefits that differ materially from those described below. The table below reflects the amount of compensation to each of the named executive officers, in the event of termination of such executive’s employment by the Company without cause or by the named executive officer for good reason (in connection with and not in connection with a change in control of the Company); and (ii) upon a change in control of the Company not in connection with a termination of such executive’s employment by the Company without cause or by the named executive officer for good reason. The disclosures below do not take into consideration any requirements under IRC Section 409A, which could affect, among other things, the timing of payments and distributions.

Termination and Change in Control Estimated Payments Table

Name	Benefit Description	Termination without cause by Company or for good reason by executive NOT in connection with a Change in Control ($) (1)	Termination without cause by Company or for good reason by executive in connection with a Change in Control ($) (1)	Change in Control NOT in connection with Termination without cause by Company or for good reason by executive ($) (1)
Jared R. Rowe (2)	24-month base monthly salary continuation	1,100,000	—	—
	Lump sum severance payment	—	2,200,000	—
	Non-equity incentive- based compensation	137,500	550,000	—
	Stock-based awards	437,292	437,292	437,292
	Continuation of health and welfare benefits	53,360	53,360	—

Daniel R. Ingle (3)	Lump sum severance payment	400,016	400,016	—
	Non-equity incentive- based compensation	65,002	260,010	—
	Stock-based awards	290,513	290,513	290,513 (4)
	Continuation of health and welfare benefits	34,770	34,770	—
	Career transition services	4,000	4,000	—

Glenn E. Fuller (3)	Lump sum severance payment	525,375	525,375	—
	Non-equity incentive- based compensation	61,294	245,175	—
	Stock-based awards	263,830	263,830	263,830 (4)
	Continuation of health and welfare benefits	40,878	40,878	—
	Career transition services	4,000	4,000	—

(1)	For stock options, the amount represents the positive difference between the closing price of the Company’s stock on December 31, 2021 and the exercise price of the stock option.
(2)

If Mr. Rowe’s employment is terminated by the Company without cause or by Mr. Rowe with good reason, Mr. Rowe is entitled to: (i) continued monthly payments of his base annual salary for 24 months after the employment termination date; (ii) reimbursement or payment of the premiums for continuation of the medical, dental, and visions benefits under COBRA for a period of 18 months after the employment termination date; and (iii) his annual incentive compensation payout based on actual performance for the entire performance period, prorated for the amount of time Mr. Rowe was employed by the Company prior to the date of termination during such performance period. If Mr. Rowe’s employment is terminated by the Company without cause or by Mr. Rowe for good reason upon, or within 18 months following, a change in control of the Company, Mr. Rowe is entitled to: (i) a lump sum payment equal to two (2) times the sum of his base annual salary plus his annual incentive compensation opportunity target; (ii) reimbursement or payment of the premiums for continuation of his medical, dental, and visions insurance benefits under COBRA for a period of 18 months after employment termination; and (iii) his annual incentive compensation payout based on his target annual incentive compensation, prorated for the amount of time Mr. Rowe was employed by the Company prior to the date of termination during such performance period. The Company is not obligated to make additional payments to Mr. Rowe to compensate for his additional tax obligations if Mr. Rowe’s compensation is deemed to be excess parachute payments under the Internal Revenue Code. Payment of the severance benefits under the Rowe Employment Agreement is conditioned on Mr. Rowe’s execution of a general release in favor of AutoWeb.

(3)

The severance benefits agreements for Messrs. Ingle and Fuller provide that if the applicable individual’s employment is terminated by the Company without cause or if he terminates his employment with good reason, the applicable individual is entitled to (i) a lump sum payment equal to the applicable person’s severance period (which in the case of Mr. Ingle is 12 months and in the case of Mr. Fuller is 18 months (“Applicable Person’s Severance Period”) of the applicable person’s annual base salary (determined as the highest annual base salary paid to the applicable person while employed by the Company); (ii) continuation of AutoWeb’s medical, dental, vision, life and disability insurance benefits for the applicable person and the applicable person’s eligible dependents (at the time of termination) for the Applicable Person’s Severance Period; and (iii) career transition services at a level and with a provider selected by the Company. In addition, the applicable person will be entitled to receive: (i) in the case of a termination of employment by the Company without cause or by the applicable person with good reason, and not in connection with or within 18 months following a change in control of the Company, a lump sum payment equal to the applicable person’s annual incentive compensation payout under the Company’s then-current annual incentive compensation plan based on actual performance for the entire performance period, prorated for the amount of time that the applicable person was employed by the Company prior to the date of termination during such performance period (“Actual Incentive Compensation Payment”); or (ii) in the case of a termination of employment by the Company without cause or by the applicable person with good reason, and in connection with or within 18 months following a change in control of the Company, a lump sum payment equal to the applicable person’s annual incentive compensation payout based on the applicable person’s annual incentive compensation target payout, prorated for the amount of time the applicable person was employed by the Company prior to the date of termination during such performance period (“Target Incentive Compensation Payment”) plus, if the Actual Incentive Compensation Payment is more than the Target Incentive Compensation Payment, then the applicable person will receive an additional lump sum payment equal to the difference between the Actual Incentive Compensation Payment and the Target Incentive Compensation Payment.

(4)	Assumes that stock options unvested as of December 31, 2021, are not assumed by acquiring entity and the vesting of these options is accelerated immediately prior to a change in control.

Under the employment or severance benefits agreements with each of the named executive officers, “cause” will generally be deemed to exist when the individual has been convicted of, or pled nolo contendere to, a felony, has engaged in willful misconduct or gross dishonesty that has a materially injurious effect on the Company’s business or reputation, or has materially failed to consistently discharge the officer’s duties for thirty days after notice, subject to a cure period in some events; “termination without cause” will generally be deemed to occur if AutoWeb terminates the named executive officer’s employment for any reason other than cause or no reason at all, or the termination by the executive officer for good reason. “Good reason” will generally exist when the named executive officer’s duties and responsibilities, compensation or benefits have been materially decreased when the named executive officer has been required to relocate; when the Company has breached the Company’s agreement with the named executive officer; or a successor company fails to assume the officer’s agreement following a change in control. In general, a “change in control” of the Company is deemed to occur if: (i) the Company sells all or substantially all of the Company’s assets; (ii) as a result of transactions a person or group becomes the beneficial owner of more than 50% of the Common Stock; or (iii) a majority of the Company’s directors in office are not nominated for election or elected to the Board with the approval of two-thirds of the directors who are in office just prior to the time of such nomination or election.

Unvested stock options may vest and the forfeiture restrictions on restricted stock awards still subject to restrictions shall lapse upon: (i) a termination of employment without cause by the Company or for good reason by the named executive officer; or (ii) a change in control if coupled with a termination of employment by the Company without cause or by the named executive officer for good reason or if the acquirer does not assume, retain or exchange the options as provided in the applicable plan pursuant to which the stock options were granted or the applicable stock option award agreement.  In the event of a change in control of the Company prior to the determination of awards under the Company’s then-current annual incentive compensation plan, the Compensation Committee will determine the level of achievement of the applicable plan for purposes of such officer’s awards and the applicable award payouts, if any, as of the change in control event.

Director Compensation

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of the Company’s non-employee directors who served during the year ended December 31, 2021.

2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Michael J. Fuchs	92,000	19,377 (2)	111,377
Michael A. Carpenter	49,000	19,377 (2)	68,377
Mark N. Kaplan	87,000	19,377 (2)	106,377
Chan W. Galbato	57,000	19,377 (2)	76,377
Janet M. Thompson	69,000	19,377 (2)	88,377

(1)

The dollar amounts listed do not necessarily reflect the dollar amounts of compensation actually realized or that may be realized by the Company’s directors. The option award amounts represent the aggregate grant date fair value of the option awards, as estimated for financial statement purposes in accordance with FASB ASC Topic 718.  For additional information regarding assumptions made in these valuations, refer to Note 9 of the “Notes to Consolidated Financial Statements” in Part IV, Item 15–Exhibits and Financial Statement Schedules of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, accompanying this Proxy Statement.

The aggregate number of option awards outstanding at December 31, 2021, for each listed director are as follows: Michael J. Fuchs- 67,000; Michael A. Carpenter- 67,000; Mark N. Kaplan- 67,000; Chan W. Galbato- 34,383; and Janet M. Thompson- 67,000.

(2)	10,000 option awards granted on June 16, 2021, at an exercise price of $2.74 per share, which was the closing price of the Company’s common stock on The Nasdaq Capital Market on the grant date.

The Company’s outside directors currently receive cash compensation for service on the Board or any committee or subcommittee thereof. These directors currently receive the following fees: (i) annual fee of $35,000 payable quarterly and (ii) $1,000 for each Board or committee meeting attended, whether by phone or in person, with the Chairman of the Board or committee, as applicable, receiving $2,000 for each such meeting rather than $1,000. The Company also reimburses directors for expenses incurred in connection with attendance at Board and committee or subcommittee meetings. In addition to the foregoing annual and meeting fees, each of the Chairman of the Board and the Chairman of the Audit Committee is currently entitled to a $25,000 annual retainer payable quarterly; the Chairman of the Compensation Committee is entitled to a $10,000 annual retainer payable quarterly; and the Chairman of the Corporate Governance and Nominations Committee is entitled to a $5,000 annual retainer payable quarterly. The retainers were established based on market data provided by the Compensation Committee’s Independent Compensation Consultant and an internal assessment of the amount of time required to be devoted to Company matters.

Annual grants of 10,000 stock options were made to each non-employee director. To receive these option grants, a director must be a non-employee director at the time of grant. The option grant dates were determined by the Board, but the Board generally has granted options in conjunction with the Company’s annual meeting of stockholders. Options awarded in 2021 have a term of seven years and vest in equal monthly installments over a twelve-month period commencing with the date of grant. The exercise price of these options was no less than 100% of the fair market value per share of Common Stock on the date of the grant of the option.  The annual grant of options to new non-employee directors generally have been made upon joining the Board, with the number of stock options granted being pro-rated for the year in which the new director joins the Board based on the period of service from the grant date to the date of the next annual meeting.

Directors who are also full-time employees or who are not otherwise deemed to be independent outside directors do not receive stock options or other compensation for their service as directors. Neither Mr. de Tezanos nor Mr. Vargas received any stock options or other compensation for their service as directors.

Equity Compensation Plans

The following table summarizes information, as of December 31, 2021, relating to the Company’s equity compensation plans pursuant to which the Common Stock may be issued (or that have options outstanding under expired or terminated plans).

	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders (1)	3,146,583	$4.14	1,553,142
Equity compensation plans not approved by stockholders (2)	1,335,000	$3.26	—
Total	4,481,583	$2.45	1,553,142

(1)	Includes the Amended and Restated 2014 Equity Incentive Plan and the 2018 Equity Incentive Plan. Only the 2018 Plan is currently available for future stock option or other equity-based awards.
(2)

Includes (i) 1,000,000 inducement stock options granted to Mr. Jared R. Rowe, the Company’s President and Chief Executive Officer, under an Inducement Stock Option Agreement dated April 12, 2018, which options expire April 12, 2025; (ii) 50,000 inducement stock options granted to Ms. Sara E. Partin, the Company’s Senior Vice President, Chief People Officer, under Inducement Stock Option Agreements dated October 22, 2018, which options expire October 22, 2025; (iii) 165,000 inducement stock options granted to Mr. Daniel R. Ingle, the Company’s Executive Vice President, Chief Operating Officer, under an Inducement Stock Option Agreement dated January 16, 2019, which options expire January 16, 2026; and (iv) 120,000 inducement stock options granted to Mr. Michael Sadowski, the Company’s former Executive Vice President, Chief Financial Officer, under an Inducement Stock Option Agreement dated November 30, 2020, of which 76,667 unvested options were cancelled on March 4, 2022, upon termination of Mr. Sadowski’s employment with the Company and 43,333 vested options will be cancelled upon expiration of the post-employment exercise period set forth in such Inducement Stock Option Agreement, if not exercised prior to such date.

The Compensation Committee of the Board and the Board approved the grants of the stock options to acquire shares of the Company’s Common Stock to the individuals referenced in Footnote 2 to the Equity Compensation Plans table above, at an exercise price equal to the closing price of the Common Stock on The Nasdaq Capital Market on the day the individual commenced employment with the Company (“Grant Date”). The options were granted as inducement options under Nasdaq governance rules and have a term of seven years. One-third of the options vested on the first anniversary of the Grant Date and one thirty-sixth of the options vested on each successive monthly anniversary of the Grant Date for the following twenty-four months, except for Mr. Rowe’s grant which vested in 36 monthly installments on the first day of each calendar month following the April 12, 2018 grant date.

TRANSACTION OF OTHER BUSINESS AT ANNUAL MEETING

As of the date of this Proxy Statement, the Board does not presently intend to present any other matter for action at the Annual Meeting and no stockholder has given timely notice in accordance with the Bylaws of any matter that it intends to be brought before the meeting.  Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

FUTURE STOCKHOLDER NOMINATIONS AND PROPOSALS

In order to be included in AutoWeb’s proxy materials for the 2023 annual meeting of stockholders, any proposal must be received no later than December 23, 2022, and otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, the Bylaws establish advance notice procedures with regard to stockholder nominations for the election of directors or other business to be properly brought before an annual meeting. For nominations or other business to be properly brought before the meeting by a stockholder, a stockholder must provide written notice delivered to the Corporate Secretary of AutoWeb no less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. The notice must contain specified information and representations concerning the stockholder (and the beneficial owner, if any, on whose behalf the nomination or proposal is made), the nominee(s) or other business. However, in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, the stockholder must deliver the notice not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by AutoWeb. Notwithstanding compliance with the foregoing advance notice provisions, unless required by applicable law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting to present the nomination or other business, the nomination will be disregarded and other business will not be transacted, notwithstanding that proxies in respect of the nomination or other business may have been received by AutoWeb. All notices of nominations or proposals by stockholders, whether or not to be included in AutoWeb’s proxy materials, should be sent to AutoWeb, Inc., 400 North Ashley Drive, Suite 300, Tampa, Florida 33602, Attention: Corporate Secretary. A copy of the full text of the provisions of the Bylaws discussed above may be obtained by writing to the Corporate Secretary of AutoWeb.

AutoWeb reserves the right to reject, rule out of order or take other appropriate action with respect to any nominations or proposals that do not comply with these and other applicable requirements.

Because AutoWeb did not have timely notice of any other matters to be brought before the Annual Meeting, the enclosed proxy card confers discretionary authority to vote on any other matters that may be presented at the meeting.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to complete, date and sign your proxy exactly as your name appears on your proxy, and return it in the enclosed prepaid return envelope. Prior to the Voting Instructions Cutoff Time, stockholders may also provide voting instructions using the Internet at www.proxyvote.com or by calling 1.800.690.6903 as described in this Proxy Statement and accompanying proxy card. Please act promptly to ensure that you will be represented at the Annual Meeting.

April 21, 2022	By Order of the Board of Directors

Glenn E. Fuller Executive Vice President, Chief Legal Officer and Secretary

Appendix A

AUTOWEB, INC.

2022 EQUITY INCENTIVE PLAN

AutoWeb, Inc. (“Company”), a Delaware corporation, hereby establishes and adopts the following 2022 Equity Incentive Plan (“Plan”).

1.             PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, officers, consultants and/or advisors who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2.            DEFINITIONS

“AutoWeb 2018 Plan” means the AutoWeb, Inc. 2018 Equity Incentive Plan.

“Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

“Award Agreement” means any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.

“Board” means the board of directors of the Company.

“Board Approval Date” means April 7, 2022, the date the Board approved this Plan.

“Business Combination” has the meaning set forth in Section 10.2(c).

“Change in Control” has the meaning set forth in Section 10.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board (or its successor(s)) or a subcommittee thereof formed by the Compensation Committee to act as the Committee hereunder.

“Company Voting Securities” has the meaning set forth in Section 10.2(b).

“Consultant” means any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) otherwise qualifies as an “employee” under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

“Director” means a non-employee member of the Board.

“Dividend Equivalents” has the meaning set forth in Section 11.6.

“Effective Date” has the meaning set forth in Section 12.13.

“Employee” means any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to Shares as of any date, (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on that date, or, if there is no closing price on that date, then on the first date thereafter on which a closing price was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date, or, if there is no sale on that date, then on the first date thereafter on which a sale was reported; or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of the Shares as determined by the Committee in its sole discretion. The Committee is authorized to adopt another fair market value pricing method for Shares provided such method is stated in the applicable Award Agreement and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code. The Fair Market Value of any property other than Shares means the market value of that property determined by such methods or procedures as may be established from time to time by the Committee.

“Full-Value Awards” means Awards other than Option and Stock Appreciation Rights granted under this Plan or awards other than options and stock appreciation rights granted under the Prior Plans.

“Incumbent Directors” has the meaning set forth in Section 10.2(a).

“Incentive Stock Option” means an Option that when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

“Non-Qualifying Transaction” has the meaning set forth in Section 10.2(c).

“Officer” means any officer of the Company or any Subsidiary.

“Option” means any right granted to a Participant under the Plan allowing that Participant to purchase Shares at such price or prices and during such period or periods as the Committee may determine (subject to the limitations set forth in this Plan).

“Other Share-Based Awards” has the meaning set forth in Section 8.1.

“Parent Corporation” has the meaning set forth in Section 10.2(c).

“Participant” means an Employee, Officer, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

“Payee” has the meaning set forth in Section 12.2.

“Performance Award” means any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

“Performance Cash” means any cash incentives granted pursuant to Article 9 that are subject to achievement regarding performance goals as the Committee may establish.

“Performance Period” means the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

“Performance Share” means any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which Award will be subject to achievement regarding performance goals as the Committee may establish.

“Performance Unit” means any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee may establish.

“Permitted Assignee” has the meaning set forth in Section 11.4.

“Plan Expiration Date” means the date that is the tenth anniversary of the Effective Date.

“Prior Plans” means, collectively, the Company’s Amended and Restated 2014 Equity Incentive Plan and AutoWeb 2018 Plan.

“Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

“Restricted Stock Award” has the meaning set forth in Section 7.1.

“Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant in Shares or cash as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

“Restricted Stock Unit Award” has the meaning set forth in Section 7.1.

“SEC” has the meaning set forth in Section 12.6.

“Share Calculation Date” means December 31, 2021.

“Shares” means the shares of common stock of the Company, par value $0.001 per share.

“Stock Appreciation Right” means the right granted to a Participant pursuant to Article 6.

“Subsidiary” means any corporation, limited liability company, partnership, joint venture or similar entity in which the Company owns, directly or indirectly, an equity interest possessing more than 50% of the combined voting power of the total outstanding equity interests of such entity; provided, however, in the case of an Incentive Stock Option, “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.  For purposes of the preceding sentence, the term “corporation” has the meaning prescribed in Section 7701(a)(3) of the Code and the regulations thereunder.

“Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

“Surviving Corporation” has the meaning set forth in Section 10.2(c).

“Vesting Period” means the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3.         SHARES SUBJECT TO THE PLAN

3.1         Number of Shares.

(a)         Subject to adjustment as provided in Section 11.3 and the share counting provisions in this Section 3.1, as of the Effective Date, a maximum total of 3,250,000 Shares are authorized for grant under the Plan, less one (1) Share for every one (1) Share that was subject to an award granted under the AutoWeb 2018 Plan after the Share Calculation Date and prior to the Effective Date.  Any Shares that are subject to Awards under this Plan must be counted against this limit as one (1) Share for every one (1) Share subject to such Awards.  After the Effective Date, no awards may be granted under any Prior Plan, provided that outstanding awards granted under any Prior Plan will continue following the Effective date in accordance with their terms.

(b)         If (i) any Shares subject to an Award are forfeited, or an Award expires, is settled for cash, or is unearned (in whole or in part), or (ii) after the Share Calculation Date any Shares subject to an award under the Prior Plans are forfeited, or an award under the Prior Plans expires, is settled for cash or is unearned (in whole or in part), the Shares subject to such Award or award under the Prior Plans will, to the extent of such forfeiture, expiration, cash settlement or unearned amount, be available for Awards under the Plan, in accordance with Section 3.1(d) below.  In the event that withholding tax liabilities arising from an Award or, after the Share Calculation Date, an award under any Prior Plan are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added (or added back, as applicable) to the Shares available for Awards under the Plan in accordance with Section 3.1(d) (provided, however, that such recycling of Shares for tax withholding purposes will be limited to 10 years from the date of stockholder approval of the Plan if such recycling involves Shares that have actually been issued by the Company).  Additionally, the following Shares shall be added (or added back, as applicable) to the Shares authorized for Awards:  (i) Shares tendered by the participant or withheld by the Company in payment of the exercise price of an Option under this Plan or, after the Share Calculation Date, an option granted under the Prior Plans; (ii) Shares subject to an Stock Appreciation Right under this Plan or, after the Share Calculation Date, a stock appreciation right granted under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof; and (iii) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options under this Plan or, after the Share Calculation Date, options granted under the Prior Plans.

(c)         Substitute Awards will not reduce the Shares authorized for grant under the Plan, nor will Shares subject to a Substitute Award become available for Awards under the Plan to the extent of any forfeiture, expiration, cash settlement, unearned amount or other recycling event as provided in paragraph (b) above.  Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and will not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and will only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(d)         Each Share that becomes available for grant pursuant to this Section must be added (or added back, as applicable) as (i) one (1) Share if such Share was subject to an Award granted under this Plan, a Full-Value Award granted under the AutoWeb 2018 Plan after the Share Calculation Date, or an option or stock appreciation right granted under a Prior Plan, and (ii) 1.75 Shares if such Share was subject to a Full-Value Award granted under a Prior Plan on or prior to the Share Calculation Date.

3.2         Character of Shares.  Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

3.3         Limit on Compensation to Non-Employee Directors.  Notwithstanding anything to the contrary contained in this Plan, in no event will any Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at grant date as applicable, and calculating the value of any awards based on the grant date fair value for financial reporting purposes), in excess of $750,000.

4.         ELIGIBILITY AND ADMINISTRATION

4.1         Eligibility.  Any Employee, Officer, Director or Consultant is eligible to be selected as a Participant.

4.2         Administration.

(a)         The Plan must be administered by the Committee.  The Committee has full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to:  (i) select the Employees, Officers, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares (or dollar value) to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan will be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award will be canceled, suspended, accelerated, or vesting terms waived; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee deems desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan; (xi) determine whether any Award, other than an Option or Stock Appreciation Right, will have dividends or Dividend Equivalents; and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b)         Decisions of the Committee are final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary.  The Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any Plan section or other provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.

(c)         To the extent permitted by law, the Committee may delegate to one or more of its members, to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Committee, the subcommittee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee, the subcommittee or such person may have under this Plan. To the extent not inconsistent with applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded, the Committee may: (i) delegate to a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards, and (ii) authorize one or more executive officers to do one or both of the following: (A) designate employees of the Company or any Subsidiary to be recipients of Awards, and (B) determine the number of such Awards to be received by those employees; provided that the Committee will not delegate such authority to any such executive officer for Awards granted to an employee who is an officer (for purposes of Section 16 of the Exchange Act), member of the Board, or more than 10% “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act; and provided, further, that any resolution of the Committee authorizing such officer(s) must comply with Sections 152 or 157 of the Delaware General Corporation Law (or any successor provisions), as the case may be, and the Committee may not authorize an officer to designate himself or herself as a recipient of an Award.

5.         OPTIONS

5.1         Grant of Options.  Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan.  Any Option is subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee deems desirable. Options may not provide for dividends or Dividend Equivalents.

5.2         Award Agreements.  All Options must be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee determines which are not inconsistent with the provisions of the Plan.  The terms and conditions of Options need not be the same with respect to each Participant.  Granting an Option pursuant to the Plan does not impose any obligation on the recipient to exercise that Option.  Any Participant who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3         Option Price.  Other than in connection with Substitute Awards or in connection with an adjustment pursuant to Section 11.3, the option price per each Share purchasable under any Option granted pursuant to this Article must not be less than 100% of the Fair Market Value of one Share on the date of grant of that Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns (or is deemed to own pursuant to Section 424(d) of the Code) stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, the option price per Share must be no less than 110% of the Fair Market Value of one Share on the date of grant.

5.4         Option Term.  The term of each Option must be fixed by the Committee in its sole discretion; provided that no Option may be exercisable after the expiration of ten (10) years from the date the Option is granted; provided, however, that the term of the Option must not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns (or is deemed to own pursuant to Section 424(d) of the Code) stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary.

5.5         Exercise of Options.

(a)         Vested Options granted under the Plan may be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased.  The notice of exercise must be in such form, made in such manner, and must comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b)         Unless otherwise provided in an Award Agreement, full payment of the purchase price must be made at the time of exercise and must be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration  having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) to the extent permitted by law, through any other method specified in an Award Agreement (including same-day sales through a broker) or as authorized by the Committee, including through any third party option administrator authorized by the Committee, or (vi) any combination of any of the foregoing.  The notice of exercise, accompanied by such payment, must be delivered to the Company at its principal business office or such other office or location as the Committee may from time to time direct, including to a third party option administrator authorized by the Committee, and must be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe.  In no event may any Option granted hereunder be exercised for a fraction of a Share.

(c)         Notwithstanding the foregoing, an Award Agreement may provide that if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option may be deemed to have been exercised by the Participant on that day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option.  In such event, the Company must deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share must be settled in cash.

5.6          Form of Settlement.  In its sole discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise will be in the form of Restricted Stock or other similar securities.

5.7         Incentive Stock Options.  The Committee may grant Incentive Stock Options to any Employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code and the regulations thereunder.  Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan is 3,250,000 Shares, subject to adjustment as provided in Sections 3.1(a) and 11.3; provided, however, that, notwithstanding anything in this Plan to the contrary, in the event of any adjustment to the number of Shares available for Award under this Plan pursuant to the terms of this Plan, the number of shares available for issuance pursuant to Incentive Stock Options shall be so adjusted only if and to the extent that such adjustment would not cause any Incentive Stock Option to fail to satisfy the requirements of Section 422 of the Code.

6.         STOCK APPRECIATION RIGHTS

6.1         Grant and Exercise.  The Committee may provide Stock Appreciation Rights (i) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (ii) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (iii) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion. Stock Appreciation Rights may not provide for dividends or Dividend Equivalents.

6.2         Terms and Conditions.  Stock Appreciation Rights are subject to such terms and conditions, not inconsistent with the provisions of the Plan, as are determined from time to time by the Committee, including the following:

(a)    Upon the exercise of a Stock Appreciation Right, the holder has the right to receive, for each Share for which the Stock Appreciation Right is exercised, the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee so determines at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.

(b)    The Committee may determine in its sole discretion whether payment on exercise of a Stock Appreciation Right must be made in cash, in whole Shares or other property, or any combination thereof.

(c)    The terms and conditions of Stock Appreciation Rights need not be the same with respect to each Participant.

(d)    The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right, as it deems appropriate.  A Stock Appreciation Right must: (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 11.3, and (ii) have a term not greater than ten (10) years.

(e)    An Award Agreement may provide that if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not expired, the Stock Appreciation Right will be deemed to have been exercised by the Participant on that day.  In that event, the Company must make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share must be settled in cash.

7.         RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1         Grants.  Awards of Restricted Stock and of Restricted Stock Units may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards may also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation.  A Restricted Stock Award or Restricted Stock Unit Award may be subject to vesting restrictions during the Vesting Period as specified by the Committee.  The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2         Award Agreements.  The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan must be set forth in an Award Agreement which must contain provisions determined by the Committee and not inconsistent with the Plan.  The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3         Rights of Holders of Restricted Stock and Restricted Stock Units.  Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant will become a stockholder of the Company with respect to all Shares subject to the Award Agreement and will have all of the rights of a stockholder, including the right to vote those Shares and the right to receive distributions made with respect to those Shares, subject to this Section 7.3.  A Participant receiving a Restricted Stock Unit Award has only those rights specifically provided for in the Award Agreements; provided, however, in no event will the Participant possess voting rights with respect to that Award.  Notwithstanding anything in this Plan to the contrary, any Shares or any other property distributable, credited, or accumulated as a dividend, dividend equivalent, or otherwise with respect to any Restricted Stock Award or Restricted Stock Unit Award as to which the restrictions have not yet lapsed are subject to the same restrictions and risk of forfeiture as the underlying Award, and shall not vest or be paid unless and until the underlying Award vests.

7.4         Issuance of Shares.  Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates will be held by the Company.  Certificate or certificates, if any, evidencing Restricted Stock must be registered in the name of the Participant and must bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.         OTHER SHARE-BASED AWARDS

8.1         Grants.  Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on or related to, Shares (or factors that may influence the value of such Shares) or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan.  Other Share-Based Awards may also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation. Shares delivered pursuant to an Other Share-Based Award in the nature of a purchase right will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Shares, other awards, notes or other property, as the Committee determines.

8.2         Award Agreements.  The terms of an Other Share-Based Award granted under the Plan must be set forth in an Award Agreement which must contain provisions determined by the Committee and not inconsistent with the Plan.  The terms of such Awards need not be the same with respect to each Participant.  Notwithstanding the provisions of this Section, dividend equivalents and any property distributed as a dividend or otherwise with respect to the number of Shares covered by an unvested Other Share-Based Award will be subject to restrictions and risk of forfeiture to the same extent as the underlying Award, and shall not be paid unless and until the underlying Award vests. Other Share-Based Awards may be subject to vesting restrictions during the Vesting Period as specified by the Committee.

8.3         Payment.  Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof in the sole discretion of the Committee.  Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code and the regulations thereunder.

8.4         Deferral of Director Fees.  Subject to the limit set forth in Section 3.3, Directors must, if determined by the Board, receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer.  In addition, Directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, provided that such election is made in accordance with the requirements of Section 409A of the Code and the regulations thereunder and subject to the limit set forth in Section 3.3.  The Committee may, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for the payment in deferred stock units.

9.         PERFORMANCE AWARDS

9.1         Grants.  Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan.  The performance goals to be achieved for each Performance Period will be conclusively determined by the Committee and may be based upon the criteria set forth in Section 9.5 or such other criteria as the Committee may determine.

9.2         Award Agreements.  The terms of any Performance Award granted under the Plan will be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which must contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards will have Dividend Equivalents.  The terms of Performance Awards need not be the same with respect to each Participant.

9.3         Terms and Conditions.  The performance criteria to be achieved during any Performance Period and the length of the Performance Period will be determined by the Committee.  The amount of the Award to be distributed will be conclusively determined by the Committee.

9.4         Payment.  Except as provided in Article 10 or Article 11, as may be provided in an Award Agreement, or as may be necessary to comply with Section 409A of the Code, Performance Awards will be distributed only after the end of the relevant Performance Period.  Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee.  Performance Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code and the regulations thereunder.

9.5         Performance Criteria.  The Committee will establish performance criteria for Participants who have received grants of Performance Awards or, when so determined by the Committee, Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents or Other Share-Based Awards. The performance criteria applicable to Awards under this Plan (if any) will be determined by the Committee, and may be based on one or more, or a combination, of metrics under the following categories or such other metrics as may be determined by the Committee (including relative or growth achievement regarding such metrics): net sales; revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); lead supply or other supply chain achievements); co-development, co-marketing, profit sharing, joint venture or other similar arrangements; financial ratios (including those measuring liquidity, activity, profitability or leverage); cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company’s equity or debt securities); factoring transactions; sales or licenses of the Company’s assets (including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions; and recruiting and maintaining personnel.  These performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the performance criteria unsuitable, the Committee may in its discretion modify such performance criteria or the goals or actual levels of achievement regarding the performance criteria, in whole or in part, as the Committee deems appropriate and equitable.

10.         CHANGE IN CONTROL PROVISIONS

10.1         Assumption or Substitution of Certain Awards.

(a)    Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement:  (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement), but in no event later than the earlier of (A) the latest date on which the Option or Stock Appreciation Right would have expired by its original terms or (B) the date that is ten (10) years after the original date of grant of the Option or Stock Appreciation Right, (ii) the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment will lapse and the Restricted Stock and Restricted Stock Units will become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards will lapse, and such Other Share-Based Awards or such other Awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant; provided, however, that any Awards described in clauses (i) through (iii) that are subject to the attainment of performance criteria shall become vested and (as applicable) exercisable based on the greater of “target” performance or actual performance measured as of the date of termination of employment.  For the purposes of this Section 10.1, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award will be considered assumed or substituted for if following the Change in Control the substitute award (or assumed Award) (i) is of the same type (e.g., restricted stock units, performance award, stock options, etc.) as the original Award, (ii) has a value at least equal to the value of the original Award, (iii) relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control, (iv) if the Participant holding the original Award is subject to U.S. federal income tax under the Code, has tax consequences to such Participant under the Code that are not less favorable to such Participant than the tax consequences of the original Award, and (v) has other terms and conditions that are not less favorable to the Participant holding the original Award than the terms and conditions of the original Award (including the provisions that would apply in the event of a subsequent Change in Control); provided that the substitute award (or assumed Award) may take the form of a continuation of the original Award if the requirements of the preceding sentence are satisfied. The determination of whether an Award has been assumed or substituted for as described in this Section 10.1(a) will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion, and its determination is conclusive and binding.

(b)    Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute (as described in Section 10.1(a)) for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) will immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) will lapse and the Restricted Stock and Restricted Stock Units will become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for (or continued) will lapse, and such Other Share-Based Awards or such other Awards will become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant; provided, however, that any Awards described in clauses (i) through (iii) that are subject to the attainment of performance criteria shall become vested and (as applicable) exercisable based on the greater of “target” performance or actual performance measured as of the date of the Change in Control.

10.2         Change in Control Definition.  For purposes of the Plan, unless otherwise provided in an Award Agreement, “Change in Control” means the occurrence of any one of the following events:

(a)    During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (“Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(b)    Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) will not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by that person;

(c)    The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (“Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (“Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above is deemed to be a “Non-Qualifying Transaction”);

(d)    The consummation of a sale of all or substantially all of the Company’s assets; or

(e)    The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control will not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company will then occur.

11.         GENERALLY APPLICABLE PROVISIONS

11.1         Amendment and Termination of the Plan.  The Board may, from time to time, alter, amend, suspend or terminate the Plan as it may deem advisable; provided that if an amendment to this Plan, for purposes of applicable stock exchange rules and except as permitted under Section 11.3, (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the Company’s stockholders in order to comply with applicable law or the rules of the principal national securities exchange upon which the Shares are traded or quoted, all as determined by the Board, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.  In addition, no amendments to, or termination of, the Plan will impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.

11.2         No Re-Pricing.  Except in connection with a corporate transaction or event described in Section 11.3 of this Plan or in connection with a Change in Control, the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or the grant price of outstanding Stock Appreciation Rights, or cancel outstanding “underwater” Options or Stock Appreciation Rights (including following a Participant’s voluntary surrender of “underwater” Options or Stock Appreciation Rights) in exchange for cash, other awards or Options or Stock Appreciation Rights with an exercise price or grant price, as applicable, that is less than the exercise price of the original Options or grant price of the original Stock Appreciation Rights, as applicable, without stockholder approval. This Section 11.2 is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 11.3 of this Plan. Notwithstanding any provision of this Plan to the contrary, this Section 11.2 may not be amended without approval by the Company’s stockholders.

11.3         Adjustments.  The Committee shall make or provide for such adjustments (as applicable) in the number of and kind of Shares covered by outstanding Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Performance Awards granted hereunder and, if applicable, in the number of and kind of shares of stock covered by Other Share-Based Awards, in the exercise price and base price provided in outstanding Options and Stock Appreciation Rights, respectively, in Performance Cash and Performance Units, and in other Award terms, as the Committee, in its sole discretion, exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of Participants that otherwise would result from (a) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option or Stock Appreciation Right with an exercise price or grant price, respectively, greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option or Stock Appreciation Right without any payment to the person holding such Option or Stock Appreciation Right. The Committee shall also make or provide for such adjustments in the numbers of Shares specified in Section 3.1(a) and Section 5.7 of this Plan as the Committee in its sole discretion, exercised in good faith, determines is appropriate to reflect any transaction or event described in this Section 11.3; provided, however, that any such adjustment to the number specified in Section 5.7 of this Plan will be made only if and to the extent that such adjustment would not cause any Incentive Stock Option to fail to qualify as an incentive stock option for purposes of Section 422 of the Code.

11.4         Transferability of Awards.  Except as provided below or as otherwise determined by the Committee, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian, members of a committee for incompetent former employees, or similar persons duly authorized by law to administer the estate or assets of former employees.  To the extent and under such terms and conditions as determined by the Committee and except for Incentive Stock Options, Options may be exercised and the Shares acquired on exercise may be resold by a Participant’s family member who has acquired the Options from the Participant through a gift or a domestic relations order (a “Permitted Assignee”).  For purposes of this Section, “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests; provided that such Permitted Assignee will be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and must execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant remains bound by the terms and conditions of the Plan.  The Company must cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.  In no event will any Award granted under this Plan be transferred for value.  A transfer for value does not include: (i) a transfer under a domestic relations order in settlement of marital property rights; or (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by the family members (or the Participant) in exchange for an interest in that entity.  An Incentive Stock Option is not transferable (other than by will or by the laws of descent and distribution) by the Participant and is exercisable, during the lifetime of the Participant, only by the Participant.

11.5         Termination of Employment or Services.  The Committee must determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, vest, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise.  The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final. If permitted by Section 409A of the Code, including in the case of termination of employment or service, or in the case of unforeseeable emergency or other circumstances or in the event of a Change in Control, to the extent a Participant holds an Option or Stock Appreciation Right not immediately exercisable in full, or any Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the vesting period has not been completed, or any Performance Cash, Performance Shares or Performance Units which have not been fully earned, or any Dividend Equivalents or Other Share-Based Awards subject to any vesting schedule or transfer restriction, or who holds Shares subject to any transfer restriction imposed pursuant to this Plan, the Committee may, in its sole discretion, provide for continued vesting or accelerate the time at which such Option, Stock Appreciation Right or other Award may vest or be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such vesting period will end or the time at which such Performance Cash, Performance Shares or Performance Units will be deemed to have been earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such Award.

11.6         Deferral; Dividend Equivalents.  The Committee is authorized to establish procedures pursuant to which the payment of any Award (other than an Award of Options or Stock Appreciation Rights) may be deferred, which procedures will be intended to comply with the requirements of Section 409A of the Code.  Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion.  The Committee may provide that the Dividend Equivalents (if any) will be deemed to have been reinvested in additional Shares or otherwise reinvested; provided, however, that in all cases, the Dividend Equivalents shall be subject to the same vesting or performance conditions and risks of forfeiture as the underlying Award and shall not be paid unless and until the underlying Award vests.

12.         MISCELLANEOUS

12.1         Award Agreements.  Each Award Agreement must either be (i) in writing in a form approved by the Committee and, if so provided by the Committee, executed by the Company by an officer duly authorized to act on its behalf, or (ii) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement must be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require.  The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company.  The Award Agreement must set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

12.2         Tax Withholding.  The Company has the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state, local or foreign taxes or other amounts required to be paid or withheld as a result of (i) the grant of any Award, (ii) the exercise of an Option or Stock Appreciation Right, (iii) the delivery of Shares or cash, (iv) the lapse of any restrictions in connection with any Award, (v) the vesting of any Award, or (vi) any other event occurring pursuant to the Plan.  The Company or any Subsidiary has the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes or other amounts as may be required by law, or to otherwise require the Payee to pay such taxes or other amounts required to be withheld or paid by the Participant.  If the Payee fails to make such payments as required, the Company or its Subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes or other amounts from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations.  The Committee is authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes or other amounts by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award. For the avoidance of doubt, the Committee may require a Participant to satisfy any such obligation, in whole or in part, by having withheld, from the Shares delivered or required to be delivered to the Participant pursuant to an Award, Shares having a value equal to the amount to be withheld or by delivering to the Company other Shares held by such Participant. Participants will make such arrangements as the Company may require for the payment of any withholding tax or other obligation that may arise in connection with the disposition of Shares acquired upon the exercise of Options.

12.3         Right of Discharge Reserved; Claims to Awards.  Nothing in the Plan nor the grant of an Award hereunder confers upon any Employee, Director, Officer or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director, Officer or Consultant at any time for any reason.  Except as specifically provided by the Committee, the Company will not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship.  No Employee, Director, Officer or Consultant will have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors, Officers or Consultants under the Plan.

12.4         Substitute Awards.  Substitute Awards may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

12.5         Detrimental Activity and Recapture Provisions.  Any Award Agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either (a) during employment or other service with the Company or a Subsidiary, or (b) within a specified period after termination of such employment or service, engages in any detrimental activity, as described in the applicable Award Agreement or such clawback policy. In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement or such clawback policy may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any Shares issued under and/or any other benefit related to an Award, or other provisions intended to have a similar effect, including upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded.

12.6         Stop Transfer Orders.  All certificates or book-entries for Shares delivered under the Plan pursuant to any Award will be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission (“SEC”), any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates or noted in the book entries to make appropriate reference to such restrictions.

12.7         Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company.  Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and must not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

12.8         Other Plans.  Nothing contained in the Plan prevents the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

12.9         Severability.  The provisions of the Plan are severable.  If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision will (i) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited will remain in full force and effect, and (ii) not affect any other provision of the Plan or part thereof, each of which will remain in full force and effect.  If the making of any payment or the provision of any other benefit required under the Plan is held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability will not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability will not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable will be made or provided under the Plan.

12.10         Construction.  As used in the Plan, the words “include” and “including,” and variations thereof, are not terms of limitation, but rather must be deemed to be followed by the words “without limitation.” Notwithstanding anything in this Plan or an Award Agreement to the contrary, nothing in this Plan or in an Award Agreement prevents a Participant from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity a Participant is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act.

12.11         Unfunded Status of the Plan.  The Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant by the Company, nothing contained herein gives any such Participant any rights that are greater than those of a general creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.  No deferral of compensation within the meaning of the Employee Retirement Income Security Act of 1974 is permitted under this Plan or any Award Agreement for any Participant that is not an executive officer or director of the Company or a Subsidiary.

12.12         Governing Law.  The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, is governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly.

12.13         Effective Date of Plan; Termination of Plan.  The Plan will be effective as of the date on which the stockholders approve the Plan in accordance with the Company’s certificate of incorporation and bylaws and the rules of the principal U.S. national securities exchange on which the Shares are traded (“Effective Date”).  For the avoidance of doubt, the Effective Date is the date the Company’s stockholders approve the Plan at the 2022 Annual Meeting of Stockholders. The Plan will become effective on the Effective Date and will be null and void and of no effect if the foregoing approval is not obtained.  No Incentive Stock Option may be granted under the Plan if the Plan is not approved by the Company’s stockholders within 12 months of the Board Approval Date.  Awards may be granted under the Plan at any time after the Effective Date (or prior to the Effective Date, as long as any such prior grants are subject to and conditioned upon the approval of the Plan by the Company’s stockholders) and from time to time prior to the Plan Expiration Date, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards will remain in effect until they have been exercised or terminated, or have expired.

12.14         Foreign Employees and Consultants.  In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company or any Subsidiary under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including sub-plans) (to be considered part of this Plan) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the Company’s stockholders.

12.15         Compliance with Section 409A of the Code.  To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and Awards hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

(a)         Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code must be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code and the regulations thereunder.

(b)         Notwithstanding any other provision of this Plan or any Award Agreement:

(i)            Solely with respect to any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such Award.

(ii)            With respect to a Participant who is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations thereunder and using the identification methodology selected by the Company from time to time, no payment, distribution or benefit that constitutes deferred compensation under Code Section 409A and the regulations thereunder may be made or provided to such Participant during the 6-month period following such Participant’s “separation from service” (within the meaning of Code Section 409A(a)(2)(A)(i) and the regulations thereunder), to the extent necessary in order to avoid the imposition of excise taxes.  However, if any payment, distribution or benefit is delayed as a result of the previous sentence, then such payment, distribution or benefit must be made or provided to the Participant, without interest, on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid without resulting in a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the regulations thereunder, including as a result of the Participant’s death).

12.16         No Registration Rights; No Right to Settle in Cash.  The Company has no obligation to register with any governmental body or organization (including, without limitation, the SEC) any of (i) the offer or issuance of any Award, (ii) any Shares issuable upon the exercise of any Award, or (iii) the sale of any Shares issued upon exercise of any Award, regardless of whether the Company in fact undertakes to register any of the foregoing.  In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon exercise of any Award, or (z) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash. No Award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or Shares thereunder, would be, in the opinion of counsel selected by the Company, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

12.17         Captions.  The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

12.18         Indemnification.  To the maximum extent permitted by applicable law, each member of the Committee and the Board must be indemnified and held harmless by the Company from and against: (i) any loss, cost, liability, or expense (including attorneys’ fees and costs) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding (whether civil, administrative, investigative or criminal) to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any such claim, action, suit, or proceeding against him or her.  The foregoing right to indemnification is not exclusive of any other rights to indemnification to which a member of the Committee or the Board may be entitled under the Company’s Certificate of Incorporation, Bylaws, or agreement or as a matter of law, or otherwise, or under any power that the Company may have to indemnify the member or hold them harmless.

autoweb

AUTOWEB, INC.
400 NORTH ASHLEY DRIVE
SUITE 300
TAMPA, FL 33602-4314

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - Go to **www.proxyvote.com** or scan the QR Barcode above
Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the date of the annual meeting. Have the proxy card in hand when accessing the web site and follow the instructions to obtain records and to create an electronic voting instruction form.

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Use any touch-tone telephone to transmit voting instructions up until 11:59 p.m. Eastern Time the day before the date of the annual meeting. Have the proxy card in hand when calling and then follow the instructions.

VOTE BY MAIL
Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D78944-P71990

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

AUTOWEB, INC.

1. ELECTION OF CLASS III DIRECTOR:

Nominee:	For	Withhold Authority to Vote
1a. JANET M. THOMPSON	☐	☐

The Board of Directors recommends votes FOR Proposals 2 and 3.

NOTE: Signatures should agree with the name(s) printed hereon. Please sign exactly as the name(s) appear(s) hereon. When signing as executor, administrator, trustee, guardian or attorney, please give the title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporation or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report on Form 10K, and Form of Proxy Card are available at www.autoweb.com/proxymaterials.

Stockholders wishing to attend the Annual Meeting may obtain directions by calling AutoWeb, Inc. at 949-437-4651.

D78945-P71990

Proxy – AUTOWEB, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For the Annual Meeting of Stockholders
June 16, 2022
10:00 a.m. (Eastern Time)
400 North Ashley Drive, Suite 300
Tampa, Florida 33602-4314

The stockholder(s) hereby appoint(s) Jared R. Rowe, Glenn E. Fuller, and Carlton D. Hamer and each of them, with full power of substitution, as proxies, and, hereby authorize(s) them to represent and to vote as directed on this proxy the shares of Common Stock of AutoWeb, Inc. held of record by the undersigned on April 20, 2022, at the Annual Meeting of Stockholders to be held on June 16, 2022, and at any adjournments or postponements thereof, as if the undersigned were present and voting at the Annual Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). WHERE NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED FOR THE NOMINEE NAMED IN THIS PROXY UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

ALL OTHER PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE SHARES OF STOCK OF AUTOWEB, INC. THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY PRESENT AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF ARE HEREBY EXPRESSLY REVOKED.

Whether or not attending the meeting, stockholders are urged to execute and return this proxy, which may be revoked at any time prior to its use.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side